STOCK AND ASSET PURCHASE AGREEMENT


                          by and among


                      KINDER MORGAN, INC.,
                   MIDCON GAS SERVICES CORP.,
                     KN GAS GATHERING, INC.
                               and
                        KN SERVICES, INC.
                         (as "Sellers")

                              and

                           ONEOK, Inc.
                          (as "Buyer")








                        February 8, 2000

                       TABLE OF CONTENTS

                                                             Page

                    ARTICLE 1 PURCHASE AND SALE
     1.1   Transfer of Equity and Assets                         1
     1.2   Consideration                                         2
     1.3   Adjustment to Cash Consideration and Other Matters    2
     1.4   Excluded Assets                                       5
     1.5   Assumption of Obligations                             6
     1.6   Excluded Obligations and Liabilities                  6
     1.7   Nonassignable Contracts, Permits and Leases           7
     1.8   Asset Allocation                                      8
     1.9   Apportionments; Post-Closing Adjustments              8
     1.10  Section 338(h)(10) Election                           8

                        ARTICLE 2 CLOSING
     2.1   Closing                                               9
     2.2   Deliveries at the Closing                             9

       ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER
     3.1   Organization and Existence                           10
     3.2   Capitalization of the Stock Entities                 11
     3.3   Subsidiaries                                         12
     3.4   Authority and Approval                               12
     3.5   No Conflict                                          13
     3.6   Laws and Regulations; Litigation                     13
     3.7   No Default                                           14
     3.8   Licenses                                             14
     3.9   Financial Statements                                 14
     3.10  No Adverse Changes                                   15
     3.11  Liabilities                                          15
     3.12  Taxes                                                15
     3.13  Plans                                                16
     3.14  Accurate and Complete Records                        16
     3.15  Brokerage Arrangements                               17
     3.16  Utility Status                                       17
     3.17  Bankruptcy                                           17
     3.18  Environmental Matters                                17
     3.19  Contracts and Commitments                            19
     3.20  Assets                                               21
     3.21  Solvency                                             22
     3.22  Property                                             22
     3.23  Year 2000                                            24
     3.24  Hedging                                              24
     3.25  Insurance                                            24
     3.26  Condition of Assets                                  24
     3.27  Labor Relations                                      25
     3.28  Consents and Approvals                               25
     3.29  PCBs                                                 25
     3.30  Commingled Property                                  25
     3.31  Employee Actions                                     25

      ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER
     4.1   Organization and Existence                           26
     4.2   Authority and Approval                               26
     4.3   No Conflict                                          26
     4.4   Litigation                                           26
     4.5   Funds Available                                      27
     4.6   Brokerage Arrangements                               27
     4.7   Investment Purposes                                  27
     4.8   Bankruptcy                                           27
     4.9   Qualified Plans                                      27

 ARTICLE 5 ADDITIONAL AGREEMENTS,COVENANTS, RIGHTS AND OBLIGATIONS
     5.1   Certain Changes                                      27
     5.2   Operations                                           29
     5.3   Access                                               30
     5.4   Antitrust Notification; Other Reporting Requirements 31
     5.5   Reasonable Best Efforts                              31
     5.6   Confidentiality                                      32
     5.7   Intercompany Accounts and Contracts                  32
     5.8   Software                                             32
     5.9   Certain Assets                                       33
     5.10  Further Assurances                                   33
     5.11  D & O Indemnification                                33
     5.12  Post-Closing Further Assurances                      34
     5.13  Sellers' Retained Liabilities                        34
     5.14  Most Favored Nation                                  34
     5.15  Other Actions                                        34
     5.16  Alliance Agreement                                   35

              ARTICLE 6 CONDITIONS TO CLOSING
     6.1   Conditions to the Obligation of the Buyer            35
     6.2   Conditions to the Obligation of the Sellers          38

                 ARTICLE 7 TAX MATTERS
     7.1   Liability for Taxes                                  39
     7.2   Returns                                              41
     7.3   Tax Proceedings                                      41
     7.4   Payment of Taxes                                     42
     7.5   Cooperation and Exchange of Information              42
     7.6   Conflict                                             43


            ARTICLE 8 EMPLOYEES AND EMPLOYEE BENEFITS
     8.1   Status of Employees                                  43
     8.2   Employee Related Matters                             44

             ARTICLE 9 INVESTIGATION; LIMITATIONS
     9.1   Independent Investigation                            47
     9.2   Survival of Warranties and Representations and
           Indemnification                                      47

                    ARTICLE 10 TERMINATION
     10.1  Events of Termination                                48
     10.2  Effect of Termination                                48

                 ARTICLE 11 INDEMNIFICATION
     11.1  Indemnification of the Sellers                       48
     11.2  Indemnification of the Buyer                         50
     11.3  Material Adverse Effect Limitation                   51
     11.4  Demands                                              52
     11.5  Right to Contest and Defend                          52
     11.6  Cooperation                                          52
     11.7  Right to Participate                                 53
     11.8  Payment of Damages                                   53
     11.9  Limitations on Indemnification                       53
     11.10 Sole Remedy                                          54
     11.11 Express Negligence Rule                              54

                   ARTICLE 12 MISCELLANEOUS
     12.1  Expenses                                             54
     12.2  Knowledge                                            54
     12.3  Notices                                              55
     12.4  No Negotiations                                      56
     12.5  Governing Law                                        56
     12.6  Public Statements                                    56
     12.7  Form of Payment                                      56
     12.8  Entire Agreement; Amendments and Waivers             56
     12.9  Binding Effect and Assignment                        57
     12.10 Severability                                         57
     12.11 Interpretation                                       57
     12.12 Headings and Schedules                               57
     12.13 Multiple Counterparts                                57


                           SCHEDULES

Schedule 1.1(d)           -    KN Gas Assets
Schedule 1.3              -    Working Capital
Schedule 1.3(a)(vi)(ii)   -    Big Spring and Springdale Volumes
Schedule 1.8              -    Asset Allocation
Schedule 1.10             -    338(h)(10) Allocation
Schedule 3.3              -    Subsidiaries
Schedule 3.5              -    No Conflict
Schedule 3.6(a)           -    Violations
Schedule 3.6(b)           -    Claims
Schedule 3.7              -    No Default
Schedule 3.9              -    Financial Statements
Schedule 3.10             -    No Adverse Changes
Schedule 3.11             -    Liabilities
Schedule 3.12             -    Taxes
Schedule 3.13(a)          -    Plans
Schedule 3.16             -    Utility Status
Schedule 3.18             -    Environmental Matters
Schedule 3.19             -    Contracts and Commitments
Schedule 3.20             -    KN Gas No Conflict
Schedule 3.22             -    Title Defects
Schedule 3.24             -    Hedging
Schedule 3.26             -    Condition of Assets
Schedule 3.27             -    Labor Relations
Schedule 3.30(a)          -    Sellers Commingling
Schedule 3.30(b)          -    Stock Entities and Subsidiaries Commingling
Schedule 3.31             -    Employee Actions
Schedule 5.1              -    Certain Changes
Schedule 5.5              -    Contracts in Negotiation
Schedule 5.9              -    AOG Excluded Assets
Schedule 5.13             -    Sellers' Retained Liabilities
Schedule 5.14             -    Protected Capacity Contracts
Schedule 8.1(a)           -    Available Employees
Schedule 8.1(b)           -    Discussion Employees
Schedule 8.1(c)           -    Accepted Employees
Schedule 12.2             -    Knowledge

                            EXHIBITS

Exhibit A Form of Transition Services Agreement
Exhibit B Form of Amendment No. 1 to Agreement for Facility Connections


                         DEFINED TERMS
                                                             Page

Agreement                                                       1
AOG                                                             1
AOG Shares                                                      1
Asset Allocation                                                8
Asset Schedule                                                  5
Assumed Obligations                                             6
Available Employees                                            43
Balance Sheet Date                                             14
Balance Sheets                                                 15
Bushton Guaranties                                             31
Bushton Lease                                                  20
Buyer                                                           1
Buyer Notice                                                   42
Buyer Parties                                                  50
Buyer Pension Plan                                             44
Buyer Savings Plan                                             44
Buyer Welfare Plans                                            45
Cash Consideration                                              2
Closing                                                         9
Closing Date                                                    9
Code                                                            8
Confidentiality Agreement                                      30
Consolidated Adjusted Working Capital                           2
Constituent Documents                                          56
Continued Employee                                             43
Contracts                                                       6
Damages                                                        49
Deductible                                                     53
Easements                                                      23
Effective Date                                                  9
Environmental Claim                                            17
Environmental Laws                                             17
Environmental Permits                                          18
Equity                                                          2
Estimated Consolidated Adjusted Working Capital                 3
Excluded Assets                                                 5
Excluded Liabilities                                            6
FERC                                                           14
Final Consolidated Adjusted Working Capital                     4
Financial Statements                                           14
First National                                                 31
GAAP                                                            2
Governmental Authority                                         14
Hazardous Materials                                            18
HSR Act                                                        13
Indemnity Claim                                                52
IRS                                                            16
KM LLC Agreement                                               38
KMI                                                             1
KN                                                             31
KN Gas                                                          1
KN Gas Assets                                                   2
KN Plan                                                        16
KN Processing                                                   1
KN Processing Shares                                            1
KN Services                                                     1
KN Services Interests                                           1
Leases                                                          6
Liens                                                          22
Material Adverse Effect                                        13
Materials                                                       5
MidCon Gas Products                                             1
MidCon Gas Products Shares                                      1
MidCon Gas Services                                             1
MTGS                                                           28
Notice                                                         55
Old Gas                                                         5
Palo Duro                                                       1
Palo Duro Shares                                                1
Permits                                                         6
Permitted Encumbrances                                         23
Pre-Closing Date Period                                        39
Proceeding Notice                                              41
Property                                                       22
Protected Capacity Contracts                                   34
Releases                                                       18
Remainder Gas                                                   5
Returns                                                        39
Section 338 Forms                                               9
Section 338(h)(10) Election                                     8
Sellers                                                         1
Sellers Pension Plan                                           44
Sellers Plans                                                  44
Sellers Welfare Plans                                          45
Sellers' Parties                                               49
Sellers' Retained Liabilities                                  34
Stock Entities                                                  2
Storage Gas Deficiency                                         15
Subsidiaries                                                   12
Taxes                                                          39
Threshold Amount                                               51
Transfer Date                                                  43
Westar                                                         51
Working Capital Category                                        3


               STOCK AND ASSET PURCHASE AGREEMENT


     This Stock and Asset Purchase Agreement ("Agreement") is made and entered into as of February 8, 2000, by and among Kinder Morgan, Inc., a Kansas corporation ("KMI"), Midcon Gas Services Corp., a Delaware corporation ("MidCon Gas Services"), KN Gas Gathering, Inc., a Colorado corporation ("KN Gas"), KN Services, Inc., a Colorado corporation ("KN Services") and ONEOK, Inc., an Oklahoma corporation (the "Buyer").

                      W I T N E S S E T H:

     WHEREAS, KMI, MidCon Gas Services, KN Gas and KN Services
(collectively, the "Sellers") desire to sell (i) all of the equity interests in certain of their subsidiaries, and (ii) certain of their respective assets;

     WHEREAS, the Buyer desires to purchase that equity and assets from the respective Sellers and such Sellers have agreed to sell the respective equity and assets to the Buyer on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                           ARTICLE 1
                       PURCHASE AND SALE

     1.1 Transfer of Equity and Assets. Pursuant to the terms of this Agreement, on the Closing Date (as hereinafter defined):

          (a) KMI will sell, transfer, convey and assign to Buyer all of the outstanding capital stock (the "KN Processing Shares") of KN Processing, Inc., a Delaware corporation ("KN Processing"), and all of the outstanding shares of capital stock (the "AOG Shares") of American Oil and Gas Corporation, a Delaware corporation ("AOG");

          (b) MidCon Gas Services will sell, transfer, convey and assign to Buyer all of the outstanding shares of capital stock (the "Palo Duro Shares") of Palo Duro Pipeline Company, Inc., a Delaware corporation ("Palo Duro") and all of the outstanding shares of capital stock (the "MidCon Gas Products Shares") of MidCon Gas Products Corp., a Delaware corporation ("MidCon Gas Products");

          (c) KN Services will sell, transfer, convey and assign to Buyer the 1% general partnership interests held by KN Services (together, the "KN Services Interests") in both Interenergy Resources, L.P, a Texas limited partnership, and KN Marketing, L.P., a Texas limited partnership; and
          (d) KN Gas will sell, transfer, convey and assign to Buyer all of its rights, title and interests in and to the assets specified on Schedule 1.1(d) (the "KN Gas Assets").

     1.2 Consideration. On the terms and subject to the conditions of this Agreement, on the Closing Date, the Buyer will purchase the KN Processing Shares, the AOG Shares, the Palo Duro Shares, the MidCon Gas Products Shares and the KN Services Interests (collectively, the "Equity") and the KN Gas Assets in consideration for $108,600,000 in cash paid by Buyer (the "Cash Consideration"), subject to adjustment pursuant to Section 1.3 of this Agreement.

     1.3  Adjustment to Cash Consideration and Other Matters.

          (a) The parties will make the following adjustments to the Cash Consideration at the Closing (as hereinafter defined):

               (i)  In the event the Estimated Consolidated
Adjusted Working Capital (as hereinafter defined) is a negative amount, the Cash Consideration shall be reduced by the amount of such Estimated Consolidated Adjusted Working Capital.

               (ii) In the event the Estimated Consolidated
Adjusted Working Capital is a positive amount, the Cash
Consideration shall be increased by the amount of such Estimated
Consolidated Adjusted Working Capital.

               (iii)     The Cash Consideration may be increased
as specified in Section 8.2(j).

               (iv) The Cash Consideration shall be increased in an amount equal to the total expenditures made by Sellers in respect of the items set forth in Schedule 5.1 (to the extent such funds have actually been spent subsequent to the Balance Sheet Date and prior to Closing) up to, but not in excess of, the individual amounts set forth on Schedule 5.1 in respect of such items and otherwise to which the Buyer and the Sellers agree in writing.

               (v) The Cash Consideration shall be increased in an amount equal to any payments made on the Bushton Lease (as hereinafter defined) prior to Closing beginning with and including the regularly scheduled payment due on May 25, 2000.

               (vi) For purposes of this Agreement, the term "Consolidated Adjusted Working Capital" shall mean the sum of: the cash, securities and other cash equivalents, natural gas and natural gas liquids inventories (excluding cushion gas), prepaid expenses and other current assets of KN Processing, AOG, Palo Duro and MidCon Gas Products (collectively, the "Stock Entities") as at the Closing Date, less the sum of all current liabilities of the Stock Entities as at the Closing Date and exclusive of any intercompany accounts all as calculated in accordance with generally accepted accounting principles ("GAAP"). Consolidated Adjusted Working Capital shall include (i) the accounts set forth on Schedule 1.3, (ii) the volumes listed on Schedule 1.3(a)(vi)(ii) for the twelve months subsequent to the Effective Date as listed on Schedule 1.3(a)(vi)(ii) with respect to Big Springs and Springdale, which values shall be priced based on the settlement price as of the day prior to the Closing Date as quoted on the New York Mercantile Exchange for futures contracts for natural gas for each applicable month period less the applicable basis differential to get to the ANR Pipeline Company, Oklahoma region, equivalent, (iii) all gas imbalances of the Stock Entities and the Subsidiaries, and (iv) all natural gas and natural gas liquids inventories and imbalances related to the KN Gas Assets. Consolidated Adjusted Working Capital shall not include (i) any account receivables that are outstanding more than 90 days from the date of the original invoice and in no case should invoices dated prior to January 1, 2000 be included, (ii) any liabilities relating to the Bushton Lease payment schedule; provided, however, that if the Closing occurs after March 31, 2000, an accrual of $1,950,000 per month commencing April 1, 2000, or the pro rata portion thereof per day for any partial month prior to Closing, shall be included in current liabilities for purposes of the determination of Consolidated Adjusted Working Capital, or (iii) long-term debt due within one year, sinking fund requirements on preferred stock, notes payable - bank, accrued interest, accrued federal income taxes, accrued state income taxes and associated companies accounts receivable.

          (b) No later than 5 business days prior to the Closing, Sellers shall deliver Sellers' best reasonable estimate of Consolidated Adjusted Working Capital ("Estimated Consolidated Adjusted Working Capital") to Buyer, and the amount to be paid at Closing shall be adjusted based on such estimate as set forth in
Section 1.3(a).

          (c) The Sellers and the Buyer shall have up until 90 days after the Closing Date during which to verify the accuracy of the adjustment to the Cash Consideration based on the Estimated Consolidated Adjusted Working Capital. If neither KMI nor the Buyer notify the other in writing within 90 days after the Closing Date of any dispute with respect to such adjustment, then such adjustment shall be conclusively considered to be true and correct. If notice is timely given and KMI and Buyer are unable to agree upon the determination of the Cash Consideration adjustments pursuant to Section 1.3(a) within 60 days after written notice, an accounting firm selected in the manner hereinafter provided shall be requested to audit and determine such adjustments. The selection of the accounting firm shall be made by KMI from a list of three nationally recognized independent accounting firms submitted by the Buyer. Each party shall provide the other parties reasonable access to its books, records, facilities and personnel as necessary to verify the accuracy of the Estimated Consolidated Adjusted Working Capital.

          (d) Within 30 days after the selection of an accounting firm, Buyer and KMI shall each submit to the accounting firm (with a copy to the other party) their respective proposals for the determination of the adjustment to the Cash Consideration, which proposals shall only be allowed to specify proposals with respect to the following groups of accounts listed on
Schedule 1.3 and which groups may not be unbundled for purposes of the arbitration described in this Section 1.3: (i) Cash and Marketable Securities, (ii) Notes Receivable, Accounts Receivable and Allowance of Doubtful Accounts, (iii) Gas in Underground Storage - Current, (iv) any other category of current assets, (v) Accounts Payable, and (vi) any other category of current liabilities (each of these categories, a "Working Capital Category"). If either side fails to timely submit an initial proposal, the proposal submitted by the other side shall be adopted. Each proposal shall include all evidence and arguments relied upon by the presenting party to support its conclusions.
The accounting firm shall schedule a hearing in the City of Houston, Texas, U.S.A. at a site mutually agreeable to Buyer and KMI not later than ten (10) days after receipt of the last proposal. No less than 3 days prior to the hearing, each party may submit additional information and arguments in response to the proposal offered by the other side and the accounting firm may ask questions of the parties.

          (e) Within twenty (20) days after the last of the proposals to be submitted is submitted and no later than ten (10) days after the hearing, the accounting firm shall choose the proposal related to each applicable Working Capital Category of one of the parties which, based on the information and evidence presented, the accounting firm determines is the better estimate of that Working Capital Category as an adjustment to the Cash Consideration (collectively, the determinations are the "Final Consolidated Adjusted Working Capital"). The Final Consolidated Adjusted Working Capital shall be final, conclusive and binding for purposes of this Agreement.

          (f) At any time prior to the issuance of a written decision by the accounting firm, the parties may agree in writing as to any Working Capital Category to be an adjustment to the Cash Consideration, in which case any later issued decision of the accounting firm shall be null and void and the process may be halted. By agreement in writing, the parties hereto may extend any of the time periods set forth in this Section 1.3.

          (g) Buyer and KMI shall each bear their respective costs of the process described in this Section 1.3 except that
(i) if the Final Consolidated Adjusted Working Capital includes an equal number of determinations with respect to Working Capital Categories in favor of each of Buyer and KMI, Buyer and KMI shall share equally the costs and expenses of the accounting firm, and
(ii) if the Final Consolidated Adjusted Working Capital includes more determinations as to the number of categories with respect to Working Capital Categories in favor of either Buyer or KMI, the other shall pay all costs and expenses of the accounting firm.

          (h) Within three business days following the delivery of the Final Consolidated Adjusted Working Capital, KMI or the Buyer, as the case may be, shall remit payment to the other in an amount equal to the difference between the Estimated Consolidated Adjusted Working Capital and the Final Consolidated Adjusted Working Capital. Any payment shall bear interest from the Closing Date at the rate equal to the "LIBOR Rate," as defined below, plus 50 basis points. Payments made pursuant to this
Section 1.3 shall be made by wire transfer of immediately available funds to an account designated by the party receiving such payment.

     For purposes of the clause (h) above, the "LIBOR Rate" shall be the rate of interest per annum at which deposits in U.S. Dollars are offered to major banks in the London interbank market at approximately 11:00 a.m. (London time), as reported by the Telerate System page 3750 or such other page as may replace such page 3750 on such system (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) for the purpose of reporting London Interbank Offered Rates of major banks under the heading for British Bankers Association Interest Settlement Rates in the column designated "USD" (U. S. Dollar), on the Closing Date.

          (i) In connection with the determination of the Final Consolidated Adjusted Working Capital, the parties shall agree (based on the process described above) on the amount of any outstanding gas imbalance related to the Stock Entities and the Subsidiaries as of the date that is 90 days prior to the Effective Date ("Old Gas"), all of which shall be included in the determination of the Consolidated Adjusted Working Capital. Within 30 days after the date that is 180 days after the Closing Date, the Sellers and the Buyer shall agree on the aggregate value of the Old Gas remaining as of the date that is 180 days after the Closing Date (the "Remainder Gas"). If the parties agree on the aggregate value of the Remainder Gas, the applicable party shall pay to the other party one-half of the difference between the aggregate value of the Old Gas and the aggregate value of the Remainder Gas. The Old Gas and the Remainder Gas shall both be valued for purposes of this clause (i) as of the Effective Date. If the parties do not agree on the aggregate value of the Remainder Gas, the above arbitration procedures related to the determination of the Final Consolidated Adjusted Working Capital shall be used to determine the aggregate value of the Remainder Gas.

          (j) Buyer shall have up until 90 days after the Closing Date during which to verify the book value of materials and supplies included as current assets for the determination of the Consolidated Adjusted Working Capital ("Materials"). Prior to the date that is 90 days after the Closing Date, Buyer may notify Sellers in writing that Buyer desires to sell to Sellers specified Materials at the book value proposed by Sellers in connection with the determination of the Consolidated Adjusted Working Capital. In that case, Sellers shall purchase from Buyer those Materials at that price as promptly after notice as reasonably practicable. Notwithstanding the other provisions of this Section 1.3(j), in the event any Materials, or any portion thereof, are excluded from the Consolidated Adjusted Working Capital pursuant to the arbitration provisions of this Section 1.3, Buyer may not cause the Sellers to purchase such Materials pursuant to this Section 1.3(j).

          (k) Cash receipts and disbursements shall be the property and responsibility of the Buyer as of the Effective
Date.

     1.4 Excluded Assets. The KN Gas Assets include only those assets specifically listed on the Schedule 1.1(d) hereto (the "Asset Schedule"). The KN Gas Assets do not include any asset not specifically listed on the applicable Schedule hereto, including, but not limited to, the following (the "Excluded Assets"):

          (a) all cash on hand, on deposit or in transit and arising out of the operation of KN Gas or its business prior to the Closing Date;

          (b) all of the Sellers' Plans, as defined herein below;

          (c) causes of action and third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby other than those specifically relating to the KN Gas Assets and identified on the appropriate Schedule hereto;

          (d) any books and records of Sellers or KN Gas (including, but not limited to, minute books and governance documents of Sellers) other than those specifically relating to the KN Gas Assets and the operations thereof including those identified on the appropriate Schedule hereto;

          (e) other than a Lease (as defined below), any contract (written or oral), plan, undertaking, commitment or agreement (collectively, "Contracts") not listed on the Asset
Schedule;

          (f) any license, permit, franchise, consent, approval or authority (collectively, "Permits") not listed on the Asset
Schedule; and

          (g) any contract (written or oral), undertaking, commitment or agreement regarding the lease of real or personal property (collectively, "Leases") not listed on the Asset
Schedule;

          (h) subject to Section 1.7 below, each Lease, Contract or Permit set forth on the Asset Schedule that requires the consent to assignment by a person or entity other than KN Gas and which consents have not been obtained on or before the Closing Date;

          (i)  any Tax refund related to the KN Gas Assets or KN
Gas' business for periods ending on or prior to the Closing Date;
and

          (j) any notes and accounts receivable of KN Gas not listed on the Asset Schedule.

     1.5 Assumption of Obligations. Upon the sale of the KN Gas Assets by KN Gas in accordance with this Agreement, the Buyer assumes and agrees to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, from and after the Effective Date only such of the obligations of KN Gas in respect of the following (collectively, the "Assumed Obligations"): (i) the Permits, Contracts and Leases transferred and assigned to Buyer hereunder in conformity with the provisions of such Permits, Contracts and Leases disclosed on Schedule 1.1(d), and (ii) all liabilities of KN Gas for transfer, sales, use, and other similar Taxes (as hereinafter defined) arising in connection with the transactions contemplated by this Agreement. The assumption by Buyer of the Assumed Obligations shall not enlarge any rights or remedies of any third parties under any Contracts with KN Gas. Nothing herein prevents Buyer from contesting in good faith any of the Assumed Obligations. KN Gas agrees to satisfy and discharge all of its liabilities that are not assumed by Buyer pursuant to the terms of this Agreement, whether known as of the date hereof or thereafter determined. Sellers represent that all payments due under such Permits, Contracts and Leases have been timely made.

     1.6 Excluded Obligations and Liabilities. It is expressly understood and agreed that, except as specifically provided in
Section 1.5, Buyer is not obligated to pay, perform or discharge any debt, obligation, cost, expense or liability of KN Gas, whether absolute or contingent, known or unknown (the "Excluded Liabilities"), including, but not limited to debts, obligations, costs, expenses and liabilities:

          (a) related to any of the Excluded Assets or to any employees of Sellers other than the Continued Employees pursuant to Article 8;

          (b) for the payables of KN Gas relating to its business to trade accounts and other creditors whether due or contingent, relating to the operation and ownership of the KN Gas Assets prior to the Effective Date (except any such payables arising from the Assumed Obligations occurring after Effective
Date);

          (c) for any Taxes relating to KN Gas' business or the KN Gas Assets for taxable periods ending on or prior to the Effective Date;

          (d) for any of the liabilities or expenses of the Sellers incurred in the negotiation of and carrying out of its obligations under this Agreement; or

          (e) for liabilities and obligations of the Sellers to the Buyer created by this Agreement.

Further, the Sellers shall pay directly or reimburse the Buyer for any liabilities and expense of the Stock Entities and Subsidiaries (as hereinafter defined) incurred solely in the negotiation of and carrying out of the transactions contemplated under this Agreement; provided, however, that this payment or reimbursement requirement shall not alter the Stock Entities' and Subsidiaries' obligations with respect to any of their respective operational expenses or liabilities.

     1.7  Nonassignable Contracts, Permits and Leases.

     (a) If any Permits, Contracts or Leases set forth on the Asset Schedule are not by their respective terms assignable, KN Gas agrees to use its reasonable best efforts promptly to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to the Buyer the benefit thereof, it being understood that such reasonable best efforts shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any such Permits, Contracts or Leases. Buyer shall cooperate with KN Gas, in such manner as may be reasonably requested in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all persons or entities with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained, KN Gas and the Buyer will use their reasonable best efforts to take such actions as may be possible without violation or breach of any such nonassignable Permits, Contracts or Leases to effectively grant the applicable Buyer the economic benefits of, and impose upon the Buyer the economic burdens of, such Permits, Contracts and Leases.

     (b) If any Permits, Contracts or Leases that are the subject of Section 5.15 hereof are not by their respective terms assignable, the Sellers agree to use their respective reasonable best efforts promptly to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to the Stock Entities or the Subsidiaries the benefit thereof, it being understood that such reasonable best efforts shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any such Permits, Contracts or Leases. Buyer shall cooperate with each of the Sellers, in such manner as may be reasonably requested in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all persons or entities with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained, each of the Sellers and the Buyer will use their reasonable best efforts to take such actions as may be possible without violation or breach of any such nonassignable Permits, Contracts or Leases to effectively grant the Stock Entities or the Subsidiaries the economic benefits of, and impose upon the Stock Entities and the Subsidiaries the economic burdens of, such Permits, Contracts and Leases.

     1.8 Asset Allocation. Sellers and Buyer shall agree on or before the Closing to allocate the Cash Consideration (together with any assumed liabilities and all other capitalizable costs) for the KN Gas Assets (the "Asset Allocation"). The Asset Allocation shall be set forth on Schedule 1.8 to be delivered at Closing. Such Asset Allocation shall be prepared in accordance with the residual method described in the Treasury Regulations promulgated under Code Section 338(b)(5). The Sellers and the Buyer further agree to comply with all filing, notice and reporting requirements described in Code Section 1060 and the temporary Treasury Regulations promulgated thereunder, including the timely preparation and filing of Form 8594 based on the Asset Allocation. The Sellers and the Buyer hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation.

     1.9 Apportionments; Post-Closing Adjustments. At the Closing, the following items shall be apportioned as of 11:59 p.m. on the day preceding the Effective Date: (a) property taxes, utility charges and other state, county and municipal taxes and assessments and charges affecting the KN Gas Assets;
(b) rents and other payments under any of the Leases and Contracts included in the KN Gas Assets; and (c) such other items as are customarily apportioned in connection with the sale of property such as the KN Gas Assets, all such items prior to such time being for the account of Sellers and all such items after such time being the account of Buyer. At the Closing, Sellers or Buyer, as the case may be, shall deliver to the other a check or wire transfer for the net amount owing under this Section 1.9.
If any such items cannot accurately be apportioned at the Closing or prior thereto, or if it is later determined that such apportionment at Closing was not accurate, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable, but in no event more than 120 days after the Closing Date.

     1.10 Section 338(h)(10) Election. The Buyer and the Sellers are eligible to and shall make a timely and effective joint election (the "Section 338(h)(10) Election") under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable similar provisions of state and local law with regard to the purchase of the Equity and the equity of the Subsidiaries. The Sellers shall furnish information in a timely manner such that all necessary documents for filing can be prepared and available no later than 90 days prior to the due date of the filings. The Buyer shall be responsible for, and control, the preparation and filing of such election. The allocation of purchase price among the assets of Stock Entities shall be determined by the Sellers and Buyer on or before the Closing, shall be set forth on Schedule 1.10 to be delivered at Closing, and shall be made in the manner required by Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or foreign law or regulations as appropriate. Such allocation shall be used for purposes of determining the modified aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Stock Entities in connection with the 338(h)(10) Election. The Buyer and Sellers shall report, act, and file in all respects and for all purposes consistent with the allocation set forth on Schedule 1.10 to be delivered at Closing. The Sellers, as applicable, shall execute and deliver to the Buyer such documents or forms (including
Section 338 Forms, as defined below) as the Buyer shall request or as are required by applicable law for an effective 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a 338(h)(10) Election, including, without limitation, any "statement of Section 338 election" and Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to the applicable Treasury Regulations.

                           ARTICLE 2
                            CLOSING

     2.1 Closing. Subject to the satisfaction or waiver of the conditions to closing set forth in Article 6, the closing (the "Closing") of the acquisition of the Equity and the KN Gas Assets contemplated hereby shall be held at the offices of Bracewell & Patterson, L.L.P. at 711 Louisiana Street, Suite 2900, Houston, Texas on or before the fifth business day following the satisfaction of the conditions set forth in Article 6 (including any extension pursuant to Section 6.1(g)) commencing at 9:00 a.m., Houston, Texas time or such other place, date and time as may be mutually agreed upon by the parties hereto; provided, however, that the Closing shall be effective as of the first day of the month in which the Closing occurs (the "Effective Date"). The "Closing Date," as referred to herein, shall mean the date of the Closing.

     2.2  Deliveries at the Closing.  At or before the Closing:

          (a) KMI will deliver, or cause to be delivered, to Buyer the certificates representing all of the KN Processing Shares and the AOG Shares, together with stock powers duly endorsed by KMI so that the KN Processing Shares and the AOG Shares may be duly registered in the applicable Buyer's name;

          (b) MidCon Gas Services will deliver, or cause to be delivered, to Buyer the certificates representing all of the Palo Duro Shares and the MidCon Gas Products Shares, together with stock powers duly endorsed by MidCon Gas Services so that the Palo Duro Shares and the MidCon Gas Products Shares may be duly registered in the Buyer's name;

          (c) KN Services will deliver, or cause to be delivered, to Buyer acknowledgment from the applicable limited partners so that the KN Services Interests may be duly registered in the Buyer's name;
          (d)  KN Services shall transfer ownership of the KN
Services Interests to Buyer by delivery of fully executed transfer documents in such form as shall be reasonably satisfactory to KN Services and Buyer;

          (e)  KN Gas shall transfer ownership of the KN Gas
Assets to Buyer by delivery of fully executed documents in such form as shall be reasonably satisfactory to KN Gas and Buyer;

          (f) Sellers shall deliver resignations of all officers and directors of the Stock Entities and the Subsidiaries as of the Closing Date;

          (g) Sellers will deliver, or cause to be delivered, to the Buyer (i) the officers' certificate referred to in Section 6.1(a), (ii) the opinion of Seller's counsel referred to in
Section 6.1(b), and (iii) all the other documents, certificates and other instruments required to be delivered or caused to be delivered by the Sellers, the Stock Entities or the Subsidiaries pursuant hereto;

          (h) KMI and Buyer will execute and deliver a Transition Services Agreement in the form of Exhibit "A" attached hereto;

          (i) KN Gas, KM Interstate and Buyer will execute and deliver an Amendment No. 1 to Agreement for Facility Connections in the form of Exhibit "B" attached hereto;

          (j)  Sellers shall deliver a list of all Environmental
Permits (as hereinafter defined) that, to the Sellers' knowledge, are held by the Stock Entities or the Subsidiaries or related to the assets thereof or the KN Gas Assets; and

          (k) Buyer will deliver, or cause to be delivered, to the Sellers: (i) the Cash Consideration, adjusted as applicable as of the Closing Date as set forth in Section 1.3; (ii) the officer's certificate referred to in Section 6.2(a), and (iii) all the other documents, certificates and other instruments required to be delivered or caused to be delivered by the Buyer pursuant hereto.

                           ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Each Seller hereby represents and warrants, severally and not jointly with respect to the representations and warranties applicable solely to the applicable Seller, to the Buyer that as of the date hereof and as of the Closing Date:

     3.1 Organization and Existence. KMI is duly incorporated, validly existing and in good standing under the laws of the State of Kansas. MidCon Gas Services is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. KN Gas is duly incorporated, validly existing and in good standing under the laws of the State of Colorado. KN Services is duly incorporated, validly existing and in good
standing under the laws of the State of Colorado.   Each of the
Stock Entities is a corporation duly incorporated, validly existing and in good standing under the laws of the state of their respective state of incorporation. Each Seller and each Stock Entity has full corporate power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each Seller and each Stock Entity is duly licensed or qualified to do business as a foreign corporation and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the respective Seller or Stock Entity or adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement. True and correct copies of the Certificate of Incorporation and by-laws of the above-described corporations, in effect as of the date of this Agreement, have been delivered to Buyer by Sellers.

     3.2  Capitalization of the Stock Entities.

          (a) The authorized capital stock of KN Processing consists of 1,000,000 shares of common stock, $10.00 par value per share, of which 1,000,000 shares are issued and outstanding, fully paid and nonassessable. The authorized capital stock of AOG consists of 1,000 shares of common stock, par value $1.00 per share, and of which 1,000 shares are issued and outstanding, fully paid and nonassessable. The authorized capital stock of Palo Duro consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding, fully paid and nonassessable. The authorized capital stock of MidCon Gas Products consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding, fully paid and nonassessable.

          (b) The KN Processing Shares and the AOG Shares are owned beneficially and of record by KMI, free and clear of all security interests, liens, charges, encumbrances and rights of others. The Palo Duro Shares and the MidCon Gas Products Shares are owned beneficially and of record by MidCon Gas Services, free and clear of all security interests, liens, charges, encumbrances and rights of others. The KN Services Interests are owned beneficially and of record by KN Services, free and clear of all security interests, liens, charges, encumbrances and rights of others, other than pursuant to the limited partnership agreements of the Partnerships.

          (c) The KN Gas Assets are owned by KN Gas free and clear of all security interests, liens, charges, encumbrances and right of others, except for Permitted Encumbrances as set forth in Section 3.22.

          (d) There are no outstanding subscriptions, options, convertible securities, warrants, calls, rights or agreements or commitments of any kind (issued or granted by, or binding upon, Sellers, the Stock Entities or the Subsidiaries) to purchase or otherwise acquire any security of or equity interest in any of the Stock Entities. KMI, MidCon Gas Services and KN Services, respectively, have full legal right to sell, assign and transfer the Equity to the Buyer and will, upon delivery of the Equity to the Buyer pursuant to the terms hereof, transfer to the Buyer, as applicable, good and valid title to the Equity free and clear of all liens, security interests, claims, charges, encumbrances, rights, options to purchase, voting trusts or other voting agreements and calls and commitments of every kind affecting the Equity.

     3.3  Subsidiaries.

          (a) Set forth on Schedule 3.3 is a true and correct list of (i) each of the Stock Entities' direct or indirect investment or interest in or control over any other corporation, partnership, joint venture, limited liability company or other business entity, whether incorporated or unincorporated (the "Subsidiaries"), (ii) the jurisdiction of incorporation or formation for each of the Subsidiaries, and (iii) each foreign jurisdiction where each of the Subsidiaries is duly licensed or qualified to do business as a foreign corporation or partnership, as applicable.

          (b) Each of the Subsidiaries is an entity validly existing and in good standing under the laws of the State in which it was formed and has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Each of the Subsidiaries is duly qualified and in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the respective Subsidiary or adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement. Other than the Subsidiaries, the Stock Entities have no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture, limited liability company or other business entity, whether incorporated or unincorporated. There are no outstanding subscriptions, options, convertible securities, warrants, calls, rights, or agreements or commitments of any kind (issued or granted by, or binding upon, the Stock Entities or the Subsidiaries) to purchase or otherwise acquire any security of or equity interest in any of the Subsidiaries. The capital interests in all Subsidiaries are free and clear of all liens, security interests, claims, charges, encumbrances, rights, options to purchase, voting trusts or other voting agreement and calls and commitments of every kind affecting the Subsidiary (other than such that may be contained in an applicable partnership agreement for a Subsidiary with respect to a partnership interest in that Subsidiary) and the holders thereof have good and valid title to such interests.

          (c) True and correct copies of the organizational documents of the Subsidiaries, in effect as of the date of this Agreement, have been furnished by Sellers to the Buyer.

     3.4 Authority and Approval. The Sellers have the corporate power and authority to execute and deliver the Constituent Documents (as hereinafter defined), to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by them. The execution and delivery by the Sellers of the Constituent Documents, the performance by the Sellers of all the terms and conditions hereof to be performed by them and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action of Sellers. The Constituent Documents constitute the valid and binding obligation of the Sellers enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     3.5 No Conflict. Except as set forth in Schedule 3.5 hereto, this Agreement and the execution and delivery hereof by the Sellers do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

          (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of the Sellers, the Stock Entities or the Subsidiaries;

          (b) violate any provision of, or require any consent, authorization or approval under, any law, statute, ordinance, rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Sellers, the Stock Entities or the Subsidiaries except for the consents or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act");

          (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by or any remedies or any rights of termination or cancellation or the loss of benefits or change in the rights or obligations of any party, or require any consent, authorization or approval under (i) any indenture, mortgage or lien, or, any Contract, Permit, Lease or other instrument to which the Sellers, the Stock Entities or any of the Subsidiaries is a party or by which any of them is bound or to which any property of the Sellers, the Stock Entities or any of the Subsidiaries is subject, or (ii) any Contracts, Permits or Leases that are included in the KN Gas Assets, except in the case of clause (i) or (ii), for those which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the KN Gas Assets, the Stock Entities and the Subsidiaries, taken as a whole, or on the ability of the Sellers to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"); or

          (d) result in the creation of any material lien, charge or encumbrance on the Equity, the KN Gas Assets or the assets of the Stock Entities or their Subsidiaries under any indenture, mortgage, lien, Lease or Contract.

     3.6  Laws and Regulations; Litigation.

          (a) Except as set forth in Schedule 3.6(a), and except for those violations which would not reasonably be expected to have a Material Adverse Effect, the Stock Entities and their Subsidiaries and KN Gas are not, to the knowledge of the Sellers, in violation of or in default under any law, statute, ordinance, rule or regulation (not including any Environmental Laws (as hereinafter defined) that are the subject of Section 3.18), or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Authority") applicable to them.

          (b) Except to the extent set forth in Schedule 3.6(b) or for the litigation set forth on Schedule 5.13, as of the date hereof there are no claims, fines, actions, suits, demands, investigations or proceedings pending or, to the knowledge of the Sellers, threatened in writing against or affecting the Stock Entities or their Subsidiaries, at law or in equity, or before or by any Governmental Authorities having jurisdiction over the Stock Entities and their Subsidiaries and KN Gas for which specific claims have been made in excess of $375,000.

     3.7 No Default. Except as set forth in Schedule 3.7, the Stock Entities and their Subsidiaries and KN Gas are not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties are bound, (ii) any judgment, order, award, writ, decree or injunction of any Governmental Authority, or (iii) any other material agreement, except for such defaults and conditions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     3.8 Licenses. Other than as described in Section 11.2(m), the Sellers, in respect to the KN Gas Assets, the Stock Entities and the Subsidiaries hold all licenses (including radio licenses frequency licenses and tower licenses, all of which are either held or will be held as of the Closing), franchises, permits, certificates and/or other authorizations necessary for the lawful conduct of their respective businesses, including, but not limited to, all regulatory certificates of public convenience and necessity and/or other authority or orders (including those from the Federal Energy Regulatory Commission ("FERC")), and all other licenses or approvals needed to perform the services and the transactions that the Stock Entities, the Subsidiaries and the Sellers in respect of the KN Gas Assets perform in interstate commerce with respect to the transportation or sale of natural gas, except for which the failure to hold would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.9 Financial Statements. Attached hereto as Schedule 3.9 are true and correct copies of the following financial statements
(the "Financial Statements"):

          (a) the consolidated balance sheets of AOG as of December 31, 1998, and December 31, 1999 (the "Balance Sheet Date") and consolidated statements of income for AOG for the fiscal years ended December 31, 1998 and December 31, 1999;

          (b)  the balance sheets of KN Processing as of December
31, 1998, and the Balance Sheet Date and statements of income for KN Processing for the fiscal years ended December 31, 1998 and December 31, 1999;

          (c) the balance sheets of Palo Duro as of December 31, 1998, and the Balance Sheet Date and consolidated statements of income for Palo Duro for the fiscal years ended December 31, 1998 and December 31, 1999; and

          (d) the balance sheets of MidCon Gas Products as of December 31, 1998, and the Balance Sheet Date and consolidated statements of income for MidCon Gas Products for the fiscal years ended December 31, 1998 and December 31, 1999.

Except for the storage gas deficiency of American Gas Storage, L.P. which is already reflected in the amount of the Cash Consideration (the "Storage Gas Deficiency"), the Financial Statements have been prepared from the books and records of the applicable Stock Entity and fairly present in all material respects, in accordance with GAAP consistently applied (except as noted therein, and except, in the case of unaudited interim financial statements, for normal year-end adjustments), the financial condition of the Stock Entities as and at the respective dates and the results of their operations for the period covered thereby consistent with the expected disposition of the balances for the transactions contemplated by this Agreement.

     3.10 No Adverse Changes. Except as disclosed in Schedule 3.10, for actions or items required or allowed under Article 5 of this Agreement and for changes in the ordinary course of business or due to matters that generally affect the economy or the industry in which the Sellers or the Stock Entities are engaged, since the Balance Sheet Date, there have been no material adverse changes in (a) the assets, liabilities or financial condition of the Stock Entities and their Subsidiaries, taken as a whole, from that set forth in the balance sheets dated December 31, 1999 included in the Financial Statements (the "Balance Sheets"), (b) the business, financial condition or results of operations of the Stock Entities and their Subsidiaries, taken as a whole, or (c) the KN Gas Assets.

     3.11 Liabilities. Except as set forth on Schedule 3.11 or as otherwise set forth on the Balance Sheets or reflected in the notes thereto, neither the Stock Entities nor their Subsidiaries have any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect, other than contractual liabilities incurred in the ordinary course of business which are not required to be disclosed on the Balance Sheets under GAAP and other than normal and ordinary liabilities which have arisen after the Balance Sheet Date in the ordinary course of business, consistent with past practices.

     3.12 Taxes. Except as set forth in Schedule 3.12 or as would not reasonably be expected to have a Material Adverse
Effect: (a) all Returns (as hereafter defined) required to be filed by or on behalf of the Stock Entities and their Subsidiaries, have been duly filed on a timely basis (taking into account all extensions of due dates) and such Returns are true, complete and correct; (b) all Taxes shown payable on such Returns have been paid in full on a timely basis and no other Taxes are payable by the Stock Entities and to the knowledge of Sellers, their Subsidiaries, with respect to items or periods covered by such Returns; (c) the Stock Entities and their Subsidiaries, have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (d) there are no liens on any of the assets of the Stock Entities and their Subsidiaries, with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Stock Entities and their Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established; (e) there are no outstanding agreements or waivers by or with respect to the Stock Entities or to the knowledge of Sellers, the Subsidiaries, extending the period for assessment or collection of any Taxes;
(f) there is no pending action, proceeding or investigation for assessment or collection of Taxes with respect to the Stock Entities and their Subsidiaries; and (g) Sellers have no knowledge of any claim, contingent liability or other outstanding obligation for Taxes related to the Stock Entities or the Subsidiaries.

     3.13 Plans.

          (a) Schedule 3.13(a) includes a complete list of the vacation, floating holiday and wellness and sick leave programs referred to in Section 8.1.

          (b)  With respect to each plan or program listed on
Schedule 3.13(a), Sellers have delivered or made available to Buyer a true, correct and complete copy of all plan documents and the current summary plan documents.

          (c) The KN Energy, Inc. Profit Sharing and Savings Plan (the "KN Plan") has received a favorable determination from the United States Internal Revenue Service (the "IRS") that it is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. Such determination letter remains in effect and has not been revoked. No issue concerning qualification of the KN Plan is pending before or, to the knowledge of Sellers, threatened by the IRS. The KN Plan has been administered in substantial compliance with the applicable requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws, and according to its terms, except for those terms which are inconsistent with any changes required by statutes, regulations, and rulings for which amendments are not yet required to be made, in which case the KN Plan has been administered in accordance with the provisions of the statutes, regulations, and rulings. Neither Sellers, any affiliate, nor, to the knowledge of Sellers, any fiduciary of the KN Plan has done anything which would adversely affect the qualified status of the KN Plan or its related trust.

     3.14 Accurate and Complete Records. The books, ledgers, financial records and other records of the Stock Entities and their Subsidiaries for the period of time which is not less than five years prior to the date hereof:

          (a) are, or will be as of the Closing Date, in the possession of the Stock Entities and their Subsidiaries, as applicable;

          (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and

          (c) are accurate and complete and do not contain or reflect any material discrepancies.

     3.15 Brokerage Arrangements. Neither the Stock Entities, their Subsidiaries nor the Sellers have entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Buyer, the Stock Entities or their Subsidiaries to pay any commission, brokerage or "finder's fee" or other fee in connection with this Agreement or the transactions contemplated herein other than an agreement with Merrill Lynch & Co., the fees of whom will be paid by the Sellers.

     3.16 Utility Status. Except as set forth in Schedule 3.16, none of the Sellers, the Stock Entities nor their Subsidiaries is subject to regulations as (a) a "holding company" or a "public utility company" or a "gas utility company" or as a "subsidiary company" as those terms are defined in the Public Utility Holding Company Act of 1935, as amended, (b) a "natural gas company" under the Natural Gas Act, as amended, or (c) a public utility or public service company (or similar designation) by any state in the United States or by any foreign country.

     3.17 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to knowledge of Sellers, threatened against the Sellers, the Stock Entities or their Subsidiaries.

     3.18 Environmental Matters.

          (a)  Definitions.  As used in this Agreement:

               (i)  "Environmental Claim" means any and all
written administrative, regulatory or judicial actions, suits, demand, demand letters, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, damages, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location operated, leased or managed as the Assets or by the Stock Entities or the Subsidiaries; or (B) any violation of any Environmental Law; or (C) any and all claims by any third party resulting from the presence or release of any Hazardous Materials.

               (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transporters or other equipment that contained dielectric fluid containing polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law; and (c) any other chemical material, substances or waste, exposure to which is now prohibited, limited or regulated under Environmental Law in a jurisdiction in which the Stock Entities or the Subsidiaries operate or the KN Gas Assets are operated.

               (iv) "Releases" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          (b) Compliance. Each of the Sellers in respect to the KN Gas Assets and the Stock Entities and the Subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Sellers in respect to the KN Gas Assets nor the Stock Entities or the Subsidiaries has received any written communication that alleges that the Sellers in respect to the KN Gas Assets and the Stock Entities and the Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Sellers, neither the Sellers in respect to the KN Gas Assets nor the Stock Entities or the Subsidiaries has used any waste disposal site, or otherwise disposed of, or transported, or arranged for the transportation of, any Hazardous Materials to any location in violation of any Environmental Law except where the effect of such violation would not reasonably be expected to have a Material Adverse Effect.

          (c)  Environmental Permits.  Except as set forth in
Schedule 3.18, each of the Sellers in respect to the KN Gas Assets, the Stock Entities and the Subsidiaries, as applicable, has obtained or has applied for all environmental, health and safety permits and authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Sellers in respect to the KN Gas Assets, the Stock Entities and the Subsidiaries, as applicable, are in material compliance with all terms and conditions of the Environmental Permits, in each case except where the failure to obtain or be in compliance with such Environmental Permit or the requirement to make any expenditure in connection with such Environmental Permit would not have a Material Adverse Effect. Schedule 3.18 also sets forth a list of all categories of Environmental Permits involving yearly rental payments or receipts in excess of $250,000.

          (d) Environmental Claims. To the knowledge of the Sellers, there is no Environmental Claim pending (i) against the Sellers in respect to the KN Gas Assets, the Stock Entities or the Subsidiaries, as applicable, (ii) against any person or entity whose liability for any Environmental Claim the Sellers, the Stock Entities and the Subsidiaries have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations that the Sellers, the Stock Entities and the Subsidiaries owns, leases or manages, in whole or in part, which, in the case of clauses (i), (ii) and
(iii), would reasonably be expected to have, in the aggregate, a Material Adverse Effect.

          (e) Releases. Except as set forth in Schedule 3.18, the Sellers have no knowledge of any Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claims against the Sellers in respect to the KN Gas Assets, the Stock Entities or the Subsidiaries, as applicable, or against any person or entity whose liability for any Environmental Claim the Seller, the Stock Entities and the Subsidiaries has retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

          (f) Predecessors. The Sellers have no knowledge, with respect to any predecessor of the Sellers in respect to the KN Gas Assets, the Stock Entities or the Subsidiaries, as applicable, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would reasonably be expected to form the basis of any Environment Claim, that would reasonably be expected to have a Material Adverse Effect.

          (g) Disclosure. With respect to the Stock Entities, the Subsidiaries and the KN Gas Assets, the Sellers have no knowledge of any material facts that the Sellers reasonably believe would form the basis of a Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future, or (ii) current remediation costs or remediation costs known to be required in the future.

     3.19 Contracts and Commitments.

          (a) Schedule 3.19 contains a complete and accurate list of all Contracts (including, without limitation, intercompany contracts) of the following categories to which any of the Stock Entities or their Subsidiaries is a party or by which any of them is bound including any Contracts subject to
Section 5.5, as of the date of this Agreement:

               (i)  the individual severance agreements
referenced in Section 8.2(f)(i) and all employment, personal services, consulting, noncompetition, severance, golden parachute or employee, officer or director indemnification contracts;

               (ii) (1) all Contracts pertaining to the purchase and sale of natural gas in all its forms and all other hydrocarbons (including liquid products) having a term of more than twenty-seven days or involving the payment or receipt of more than $250,000 per month of cash or other value; (2) all Contracts pertaining to the processing, treating, compression, gathering, storage, exchange, transportation or transmission of natural gas in all its forms and all other hydrocarbons (including liquid products) involving the payment or receipt of more than $100,000 per month of cash or other value;

               (iii) all Contracts, Leases, or Permits (other than Environmental Permits) involving yearly rental payments or receipts in excess of $250,000 including without limitation all fee properties, leases, easements and rights of way associated with the Equipment Lease-Undivided Interest dated as of November 26, 1991, between The First National Bank of Chicago, as Trustee, and Enron Gas Processing Company and the Site Lease and Easement Agreement dated as of that date between such parties (the "Bushton Lease");

               (iv) Promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $250,000 and all related security agreements or similar agreements associated therewith;

               (v) Contracts containing covenants limiting the freedom of the Stock Entities and their Subsidiaries to engage in any line of business or compete with any person or operate at any location, including, without limitation, any preferential rights granted to third parties;

               (vi) Any Contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets with a value in excess of $25,000 (other than inventory) or capital stock of the Stock Entities and their Subsidiaries;

               (vii) Contracts between the Stock Entities and their Subsidiaries, on one hand, and the Sellers or any affiliate of the Sellers on the other hand;

               (viii)    All Contracts pertaining to the
ownership, operation, or maintenance of any and all facilities of the Stock Entities and their Subsidiaries having a term greater than 90 days and having a value in excess of $250,000;

               (ix) Any other agreement of the Stock Entities and their Subsidiaries which requires annual payments to be made or received in excess of $250,000 or are not cancelable with ninety
(90) days' notice, including the Bushton Guaranties (as hereinafter defined); and

               (x)  A listing of all Contracts entered into
between the Stock Entities and Subsidiaries with either the Sellers or their affiliates since December 1, 1999 that are not cancelable upon 30 days notice.

          (b) True copies of the written Contracts, and accurate written summaries of the oral Contracts, identified in Schedule
3.19 have been made available to the Buyer. Except as set forth in Schedule 3.19, neither the Stock Entities nor the Subsidiaries is and, to the knowledge of Sellers, no other party is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of) any term, condition or provision of any Contract identified on Schedule 3.19 except for defaults, breaches, violations or events which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts identified on Schedule 3.19 constitutes valid, binding and enforceable obligations of the Stock Entities, the Subsidiaries or Sellers and Sellers' affiliates to the extent they are parties thereto and, to the knowledge of Sellers, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect. No event has occurred which either entitles, or would, upon notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Stock Entities and their Subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Stock Entities and their Subsidiaries. Except as set forth in Schedule 3.19, (1) none of Sellers, Sellers' affiliates, the Stock Entities or their Subsidiaries have received any prepayment, advance payment, deposits or similar payments, and have no refund obligation, with respect to any gas or products purchased, sold, gathered, stored or processed by or on behalf of the Stock Entities and their Subsidiaries; (2) none of Sellers, Sellers' affiliates, the Stock Entities or their Subsidiaries have received any compensation for gathering, storage or processing services which would be subject to any refund or create any repayment obligation either by or to the Stock Entities and their Subsidiaries, and to the knowledge of Sellers, there is no basis for a claim that a refund is due; and (3) with regard to gas gathering, processing, storage and sales Contracts in effect as of the Closing Date, the Stock Entities and their Subsidiaries will be entitled to receive the full contract price in accordance with the terms of each such contract for all gas and products gathered, processed and/or sold on and after the Closing Date.

     3.20 Assets.

          (a) The Asset Schedule contains a complete and accurate list of the KN Gas Assets.

          (b) True copies of the written Contracts and Leases, and accurate written summaries of the oral Contracts and Leases, identified in the Asset Schedule have been made available to the Buyer. Except as set forth in Schedule 3.20, KN Gas is not, and to the knowledge of Sellers, no other party is in default under, or in breach or violation of (and no event has occurred which, with notice of the lapse of time or both, would constitute a default under, or a breach or violation) any term, condition or provision of any Contract identified on the Asset Schedule except for defaults, breaches, violations or events which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts identified on the Asset Schedule constitutes valid, binding and enforceable obligations of KN Gas and to the knowledge of Sellers, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect. To the knowledge of Sellers, no event has occurred which either entitles, or would, upon notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting KN Gas to accelerate, or which does accelerate, the maturity of any indebtedness affecting the KN Gas Assets. Except as set forth in Schedule 3.20 or as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (1) KN Gas has not received any prepayment, advance payment, deposits or similar payments, and have no refund obligation, with respect to any gas or products purchased, sold, gathered, stored or processed by or on behalf of KN Gas; (2) KN Gas has not received any compensation for gathering, storage or processing services which would be subject to any refund or create any repayment obligation either by or to KN Gas, and to the knowledge of Sellers, there is no basis for a claim that a refund is due; and (3) with regard to gas gathering, processing, storage and sales Contracts in effect as of the Closing Date that are included in the KN Gas Assets, KN Gas will be entitled to receive the full contract price in accordance with the terms of each such contract for all gas and products gathered, processed and/or sold on and after the Closing Date.

     3.21 Solvency. KN Gas is not entering into this Agreement with actual intent to hinder, delay or defraud creditors.
Immediately prior to and immediately subsequent to the Closing
Date:

          (a)  the present fair salable value of the assets of KN
Gas (on a going concern basis) will exceed the liability of KN
Gas for its debts (including its contingent obligations);

          (b) KN Gas has not incurred, nor does it intend to or believe that it will incur debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to KN Gas after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

          (c) KN Gas will have sufficient capital with which to conduct its business, and the property of KN Gas does not constitute unreasonably small capital with which to conduct its business.

For purposes of this Section 3.21, "debt" means any liability or a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     3.22 Property.

          (a) With respect to real and personal property which is a part of the KN Gas Assets or real property owned or leased by the Stock Entities or Subsidiaries (other than Easements (as hereinafter defined)) (the "Property"), the Sellers, the Stock Entities or Subsidiaries, as the case may be, have good and valid fee or leasehold title, as the case may be, to all such Property, in each case free and clear of all liens, claims, charges, options, encumbrances, mortgages, pledges or security interests ("Liens"), except for Permitted Encumbrances (as hereinafter defined), defects in title or Liens described on Schedule 3.22 and other defects in title or Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b) With respect to pipeline easements, rights of way, licenses and land use permits included as part of the KN Gas Assets or of or used by the Stock Entities or Subsidiaries (collectively, the "Easements"), the Sellers, the Stock Entities or the Subsidiaries, as the case may be, have or at Closing will have (i) title to or interest in the Easement free and clear of the claims of those claiming by, through, or under Sellers, the Stock Entities and the Subsidiaries and not otherwise, and (ii) indefeasible title to or interest in the Easements sufficient to enable the Sellers, the Stock Entities and the Subsidiaries to use and operate their assets and conduct their business in a reasonable and customary manner and without interference arising from defects in title, except for Permitted Encumbrances or defects in title or Liens described on Schedule 3.22.

          (c) All of the Leases (including subleases) which are part of the KN Gas Assets or to which the Stock Entities or the Subsidiaries is a party are valid, binding and enforceable obligations of the respective lessors, and neither the Sellers, the Stock Entities, nor the Subsidiaries, as appropriate, is in default under any such Leases other than such defaults, if any, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) As used in this Agreement, the term "Permitted Encumbrances" means, with respect to or upon any of the KN Gas Assets or the property or assets of the Stock Entities or the Subsidiaries, whether owned as of the date hereof or thereafter, any:

          (i) Liens existing on the date of this Agreement and set forth on any Schedule attached hereto;

          (ii) Liens incurred and pledges and deposits made in the ordinary course of business in connection with worker's compensation;

          (iii) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

          (iv) Liens imposed by law, such as carriers', warehouseman's, mechanics', materialmen's, landlords', laborers', suppliers' and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or delinquent or which are being contested in good faith by appropriate proceedings as to which the Sellers, the Stock Entities or any of the Subsidiaries, as the case may be, shall, to the extent required by GAAP, have set aside on its books adequate reserves;

          (v) Liens securing the payment of Taxes, either not yet due or delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which the Sellers, the Stock Entities or any of the Subsidiaries, as the case may be, shall, to the extent required by GAAP, have set aside on its books adequate reserves;

        (vi) zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or other title matters (and with respect to leasehold interests, mortgages, obligations and Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee);

          (vii) extensions, renewals and replacements of Liens referred to in clauses (i) through (vi) above (provided, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount greater than the amount of the obligations secured by the original Lien extended, renewed or replaced, none of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect upon the value of the property subject thereto or the use to which such property is presently put);

          (viii)    Liens created by Buyer; and

          (ix) Liens included in the Assumed Obligations;

     provided, that in each case referred to in clauses (i) through (vi) above, such Liens do not present current financial obligations or liabilities not reflected in the Financial Statements.

     3.23 Year 2000. Sellers have made available to Purchaser copies of all correspondence between or on behalf of the Sellers, the Stock Entities and the Subsidiaries and their third party suppliers and vendors concerning their Year 2000 compliance. There are no material problems relating to the Year 2000 issue as of the Closing.

     3.24 Hedging. Except as set forth in Schedule 3.24, neither the Stock Entities nor any of the Subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and agreements entered into or hedge contracts for the purchase or sale of hydrocarbons to which the Sellers, the Stock Entities or any of the Subsidiaries is a party that are in accordance with the general practices of other similarly situated companies in the industry.

     3.25 Insurance. Each of the Sellers, the Stock Entities and the Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the businesses conducted by the respective entity. None of the above have received any notice of cancellation or termination with respect to any material insurance policy. To the knowledge of the Sellers, all of such insurance policies are valid and enforceable policies in all material respects.

     3.26 Condition of Assets. Except as set forth in Schedule 3.26, to the knowledge of the Sellers, the buildings, plant, structures and equipment included as part of the KN Gas Assets or owned by the Stock Entities and the Subsidiaries are in good working condition and repair (other than due to ordinary wear and tear or to the extent such assets are idled or inactive) and are suitable in all material respects for the purposes for which they are now being used in the conduct of the business of the respective entity, except to the extent that such failure would not reasonably be expected to have a Material Adverse Effect.
The buildings, plant, structures and equipment included as part of the KN Gas Assets or owned by the Stock Entities and the Subsidiaries are sufficient to conduct the operations of the KN Gas Assets or the Stock Entities and the Subsidiaries, as applicable, in the ordinary course of business consistent with past practice of the Stock Entities and the Subsidiaries.

     3.27 Labor Relations. Except as disclosed in Schedule 3.27, neither the Sellers, the Stock Entities nor the Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization involving Continued Employees and there are no current union representation questions involving Continued Employees nor do the Sellers and its affiliates know of any action or proceeding by any labor organization or employee group to organize the Continued Employees. The Sellers, the Stock Entities and the Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Sellers, threatened against or affecting the KN Gas Assets, the Stock Entities or the Subsidiaries.

     3.28 Consents and Approvals. Except for the applicable requirements of the HSR Act, no notices, filing with, application of, exemptions by, or consent or approvals of, any Governmental Authority on the part of the Sellers, the Stock Entities or the Subsidiaries is necessary for the consummation of the transaction contemplated by the Agreement.

     3.29 PCBs. There are no polychlorinated biphenols contained in any of the pipelines, processing plants or gathering systems owned by the Stock Entities, the Subsidiaries or present in any of the KN Gas Assets.

     3.30 Commingled Property.

          (a) Except as set forth on Schedule 3.30(a), neither the Sellers nor any of their affiliates have any equipment or piping located on or within the Property or the Easements.

          (b) Except as set forth on Schedule 3.30(b), none of the Stock Entities or the Subsidiaries have any equipment or piping located on or within the real property, easements or leased property owned or controlled by any of the Sellers or their affiliates.

     3.31 Employee Actions. Except as set forth on Schedule 3.6 or Schedule 3.31, to the knowledge of the Sellers, no claim has been made by any third party arising out of any action taken, omission by or inaction of any employee of Sellers or any of Seller's affiliates on behalf of the Stock Entities or the Subsidiaries prior to the date hereof.

                           ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Sellers that as of the date hereof and as of the Closing Date:

     4.1 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma.

     4.2  Authority and Approval.   Buyer has the corporate power
and authority to execute and deliver the Constituent Documents, to consummate the transactions contemplated thereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by the Buyer of the Constituent Documents, the performance by the Buyer of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action of Buyer. The Constituent Documents constitute the valid and binding obligation of the Buyer enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     4.3 No Conflict. This Agreement and the execution and delivery hereof by the Buyer do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not,
(a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of the Buyer; (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Buyer except for the consents or filings required by the HSR Act and any state regulatory commissions; (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage or lien, or, any agreement, contract, commitment or instrument to which the Buyer is a party or by which the Buyer is bound or to which any property of the Buyer is subject, except for those which in the aggregate would not reasonably be expected to have a material adverse effect on the Buyer's ability to consummate the transactions contemplated by this Agreement.

     4.4 Litigation. There are no actions, suits, proceedings or governmental investigations or inquiries pending against the Buyer or its properties, assets, operations or business which might delay or prevent the consummation of the transactions contemplated hereby.

     4.5 Funds Available. Buyer has sufficient cash, or firm commitments from responsible lending institutions, available lines of credit or other sources of available funds to enable it to make payment of the portion of the Cash Consideration.

     4.6  Brokerage Arrangements.  The Buyer has not entered
(directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Sellers to pay any commission, brokerage or "finder's fee" or other fee in connection with this Agreement and the transactions contemplated herein.

     4.7 Investment Purposes. The Buyer is purchasing the Equity for its own account for investment purposes and not with a view to distribution. The Buyer acknowledges that the Equity has not been registered or qualified under the Securities Act of 1933, as amended, or any state securities laws and may be sold, assigned, pledged or otherwise disposed of in the absence of such registration only pursuant to an exemption from such registration and in accordance with this Agreement. Buyer has had access to and an opportunity to inspect all relevant information relating to the Stock Entities, the Subsidiaries and the KN Gas Assets sufficient to enable the Buyer to evaluate the merits and risks of his acquisition of the Equity and the KN Gas Assets. Buyer has had the opportunity to ask questions and receive answers respecting, and to obtain such additional information as the Buyer has desired regarding, the business, financial condition and affairs of the KN Gas Assets, KN Gas, the Stock Entities and the Subsidiaries.

     4.8 Bankruptcy. There is no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of the Buyer, threatened against Buyer.

     4.9 Qualified Plans. All employee benefit plans maintained by Buyer which are intended to be qualified under Section 401(a) of the Code and which will receive a transfer of assets and liabilities from a Sellers Plan (as hereinafter defined) in accordance with Section 8.2 hereof are so qualified and are permitted to receive such transfer.

                           ARTICLE 5
                     ADDITIONAL AGREEMENTS,
               COVENANTS, RIGHTS AND OBLIGATIONS

     5.1  Certain Changes.  Other than as set forth on Schedule
5.1 or Schedule 5.5, without first obtaining the written consent of the Buyer, from the date hereof until the Closing Date, KN Gas covenants that it will not (solely with respect to the KN Gas Assets), and the Sellers covenant that they shall cause the Stock Entities and the Subsidiaries not to:

          (a) operate their businesses, except in the usual, regular and ordinary course in all material respects consistent with past practices or make any material change in the conduct of their businesses and operations, or their financial reporting and accounting methods;

          (b) other than in the ordinary course of business consistent with past practices, enter into any Contract or terminate or amend in any material respect any Contract to which the Stock Entities and their Subsidiaries is a party or that is included in the KN Gas Assets if the value of the Contract is in excess of $100,000;

          (c) declare, set aside or pay any dividends, or make any distributions, in respect of their equity securities, or repurchase, redeem or otherwise acquire any such securities, other than (i) dividends or distributions by the Subsidiaries in the ordinary course of business, (ii) any cash dividends or distributions by the Stock Entities prior to the Closing, (iii) dividends of accounts receivable outstanding as of the Closing Date more than ninety (90) days from the date of the original invoice, (iv) dividend of all of the outstanding equity of Midcon Texas Gas Services Corp., a Delaware corporation and wholly-owned subsidiary of Midcon Gas Products ("MTGS") and (v) dividend of the right with respect to any claims prior to Closing against any producer related to the Storage Gas Deficiency;

          (d) merge into or with or consolidate with any other corporation or acquire any of the business or assets of any corporation, person or other entity;

          (e) make any change in their charter documents, bylaws or equivalent governing instruments;

          (f) purchase any securities of any corporation, person or entity, except short term debt securities of governmental entities and banks, or make any investment in any corporation, partnership, joint venture or other business enterprise;

          (g) increase the indebtedness of, or incur any obligation or liability, direct or indirect, for the Stock Entities and their Subsidiaries, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practices;

          (h) sell, lease or otherwise dispose of any of their assets other than (i) the sale of their assets in the ordinary course of business pursuant to existing contracts, (ii) assets with an aggregate value of not more than $50,000, (iii) any Excluded Assets by KN Gas and (iv) all of the outstanding equity of MTGS;

          (i) purchase, lease or otherwise acquire any property of any kind whatsoever other than (i) in the ordinary course of business consistent with past practices or (ii) property with an aggregate value of not more than $100,000, and (iii) Excluded Assets by KN Gas;

          (j) other than in the ordinary course of business consistent with past practices (i) enter into any joint venture, partnership or other similar arrangements; (ii) terminate or amend any Contract, Permit or other material right, (iii) waive, release or assign any material rights or claims, (iv) create any new Liens on the KN Gas Assets or the assets and properties of the Stock Entities or the Subsidiaries, and (v) make any loans, advances or capital contributions to, or investments in any other person;

          (k) fail to use reasonable business efforts to renew any material Contract, Permit or Lease which is part of the KN
Gas Assets or to which the Stock Entities or the Subsidiaries is a party on substantially the same terms and conditions;

          (l) implement or adopt any material change in their tax methods, principles or elections;

          (m) enter into any employment agreement not terminable at will or enter into any collective bargaining or labor agreements;

          (n) make any change in any of its present accounting methods and practices, except as required by GAAP;

          (o) increase the compensation or benefits of any of the Continued Employees or the obligations of the Stock Entities and the Subsidiaries in respect thereto, except as may be required by applicable law, rule or regulation or consistent with past practice;

          (p) authorize any capital expenditures except in the ordinary course consistent with past practices;

          (q) enter into any renewal of a contract on terms and conditions, including economic terms, not substantially the same as the pre-existing contract;

          (r) other than in response to an emergency situation, purchase, lease or otherwise acquire any equipment necessary to comply with any Environmental Laws or requirement of any Governmental Authority not described on Schedule 5.1; or

          (s)  commit to do any of the foregoing.

     5.2 Operations. Other than as provided in this Agreement, KN Gas will (solely with respect to the KN Gas Assets) and the Sellers will cause the Stock Entities and the Subsidiaries to:

          (a) maintain their properties and facilities in as good working order and condition as of the date hereof, ordinary wear and tear excepted;

          (b) use their reasonable business efforts to maintain and preserve their business organization intact, retain their present employees and maintain their relationship with suppliers, customers and others having business relations with them;

          (c) advise the Buyer promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement;

          (d) file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the business of KN Gas, the Stock Entities and the Subsidiaries to be filed with or reported to any Governmental
Authority wherever located;

          (e) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any Permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the businesses of KN Gas, the Stock Entities and the Subsidiaries, whether or not such approval would expire before or after the Closing Date;

          (f) not grant any proxy with respect to the Equity or the Stock Entities' interest in any of the Subsidiaries or deposit any of the Equity or the Stock Entities' interest in any of the Subsidiaries into a voting trust or enter into any voting agreement with respect to any of the Equity or the Stock Entities' interest in any of the Subsidiaries or enter into any other agreement, contract or other obligation with respect to the Equity or the Stock Entities' interest in any of the Subsidiaries;

          (g) maintain with financially responsible insurance companies insurance in such amounts and against such risks as are customary for companies engaged in like businesses; and

          (h) keep Buyer informed of, and if possible allow Buyer to participate in, all communications with Chesapeake Operating, Inc. or any affiliate or related-entity of Chesapeake Operating, Inc. and without Buyer's consent, shall not enter into any settlement with any of those entities.

     5.3 Access. The Sellers will afford to the Buyer and its authorized representatives reasonable access to the Sellers', the Stock Entities' and the Subsidiaries' financial, title, tax, corporate and legal materials and operating data and information available as of the date hereof and which becomes available to the Sellers at any time prior to the Closing Date, and will furnish to the Buyer such other information as it may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Sellers, Stock Entities and their Subsidiaries is bound or any applicable law or regulation. The Sellers will use their reasonable business efforts to secure all requisite consents for the examination by the Buyer and its representatives of all information covered by confidentiality agreements. The Sellers will cause the Stock Entities and the Subsidiaries to allow the Buyer access to and consultation with the lawyers, accountants, and other professionals employed by or used by the Stock Entities and the Subsidiaries for all purposes under this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product. Additionally, the Sellers will afford to the Buyer and its authorized representatives reasonable access to the books and records of the Sellers insofar as they relate to property, accounting and tax matters of the Stock Entities and the Subsidiaries. Until the Closing Date, the confidentiality of any data or information so acquired shall be maintained by the Buyer and its representatives pursuant to the terms of that certain Confidentiality Agreement between Buyer and KMI dated December 1, 1999 (the "Confidentiality Agreement"), which Buyer and Sellers hereby acknowledge is binding on them. Further, the Sellers will afford to the Buyer and its authorized representatives reasonable access from the date hereof until the Closing Date, during normal business hours, to KN Gas', Stock Entities' and the Subsidiaries' assets and properties; provided that such access shall be at the sole cost, expense and risk of the Buyer.

     5.4 Antitrust Notification; Other Reporting Requirements. The Sellers and the Buyer will, as promptly as practicable after the execution of this Agreement, file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act and the rules and regulations promulgated thereunder, which notification and report form and supplemental information will comply in all material respects with the requirements of the HSR Act and the rules and regulations promulgated thereunder. The Sellers (through the Stock Entities and the Subsidiaries, if applicable) and the Buyer will duly and timely file all notices and reports required to be filed with all other Governmental Authorities in contemplation of the consummation of the transactions described herein.

     5.5  Reasonable Best Efforts.

          (a) The Sellers and the Buyer shall use their reasonable best efforts (but without any obligation to make any additional payment or financial accommodation) (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, (ii) to ensure that all of the conditions to the obligations of the Buyer and the Sellers respectively, contained in Sections 6.1 and 6.2, are satisfied timely, (iii) to effect the termination of the (1) Agreement and Guaranty (Bushton Equipment Trust 1991-A) dated as of March 31, 1997, executed by KN Energy, Inc., a Kansas corporation ("KN") and acknowledged and accepted by the First National Bank of Chicago ("First National"); (2) Agreement and Guaranty (Bushton Equipment Trust 1991-B) dated as of March 31, 1997, executed by KN and acknowledged and accepted by First National; (3) Agreement and Guaranty (Bushton Equipment Trust 1991-C) dated as of March 31, 1997, executed by KN and acknowledged and accepted by First National; (4) Agreement and Guaranty (Bushton Equipment Trust 1991-D) dated as of March 31, 1997, executed by KN and acknowledged and accepted by First National; (5) Agreement and Guaranty (Bushton Equipment Trust 1991-E) dated as of March 31, 1997, executed by KN and acknowledged and accepted by First National and (6) Payment, Performance and Indemnity Agreement dated as of March 31, 1997 executed by KN and Enron Corp. (collectively defined as the "Bushton Guaranties"), which terminations shall include a full release of the Sellers; (iv) to allow Buyer to purchase certain assets related to assets known as Skellytown and Cross Timbers, on terms and conditions satisfactory to Buyer and Sellers in each of their sole discretion, and (v) to not impede Buyer's offer of employment to the Available Employees set forth on Schedule 8.1(a) in accordance with Article 8.

          (b) Buyer and each of the Sellers acknowledge that certain actions may be necessary with respect to the matters and actions contemplated by this Section 5.5 in making notifications and obtaining consents or approvals or other clearances which are material to the consummation of the transactions contemplated hereby, and Buyer and each of the Sellers agree to take such action as is reasonably necessary to complete such notifications and obtain such consents or approvals or other clearances; provided, however, that nothing in this Section 5.5 or elsewhere in this Agreement shall require any party hereto to hold separate or make any divestiture of any asset or otherwise agree to, and no consents or approvals or other clearances shall be deemed to be obtained for purposes of this Agreement if such consent or approval or other clearance contains any restriction on their operations or other materially burdensome condition which would in any such case be material to the assets, liabilities or business of any of the Sellers, the Buyer, the Stock Entities and their Subsidiaries, or any of their respective subsidiaries in order to obtain any consent or approval or other clearance required by this Agreement; provided, further, that it being understood that such reasonable actions shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any liability.

          (c) Buyer acknowledges that the Sellers, Sellers' affiliates, the Stock Entities and their Subsidiaries are currently negotiating the contracts, extensions, amendments or other items listed on Schedule 5.5. Notwithstanding any other provision of this Agreement, a Material Adverse Effect shall not be caused by the failure of the Sellers, Sellers' affiliates, the Stock Entities and their Subsidiaries to effect a resolution of the negotiation of those items specified on Schedule 5.5.

     5.6 Confidentiality. After the Closing Date, the Sellers shall not, directly or indirectly, use or provide to, or shall not permit any affiliate, directly or indirectly, to use or provide to any other person any nonpublic information concerning the business or operations (financial or other) of the Stock Entities and the Subsidiaries owned by Buyer, except as on the advice of counsel is required in governmental filings or judicial, administrative or arbitration proceedings and then only after advising Buyer in writing thereof and giving Buyer an opportunity to secure a protective order.

     5.7 Intercompany Accounts and Contracts. Prior to or on the Closing Date (a) the Stock Entities and the Subsidiaries shall pay all outstanding payables owed to the Sellers or any of their affiliates, and (b) the Sellers and any of its affiliates shall pay all outstanding payables owed to the Stock Entities and the Subsidiaries. All intercompany Contracts between Sellers and the Stock Entities and the Subsidiaries shall terminate as of the Closing, except for any Contract of the type specified in Section 3.19(a)(ii), without respect to the dollar limitations therein, or specified in Section 3.19(a)(x) and agency agreements related to gas management and for those Contracts relating to storage or transportation.

     5.8  Software.

          (a) Upon Closing, Sellers hereby grant the Stock Entities the right to use the ODS, Eagle and DARTPlus software owned by Sellers or affiliates of Sellers and used in the Stock Entities' business and all customized reports, databases and all electronic files relating to the day-to-day operations of the business of the Stock Entities or the Subsidiaries, software, enhancement and modifications thereto; provided, however, that such software, reports, databases, files, enhancements and modifications may not be used by or transferred to any person or entity other than the Stock Entities and the Stock Entities may not use those names to refer to that software. If Buyer or its affiliates violate the preceding provision, the Stock Entities' right to use the applicable software shall terminate immediately.

         (b) Sellers hereby grant to the Stock Entities the right to use all customized reports, databases and all electronic files relating to the day-to-day business of the Stock Entities or the Subsidiaries created under the TIPS, Risk Works, Valmet, SmartStream, Maximo, Right aNGLe, AltraGTMS and Transenergy GMS software. Buyer shall pay all license fees required from any third party related to the right to use the referenced software or modifications thereto not presently licensed to or owned by the Stock Entities or the Subsidiaries.

     5.9 Certain Assets. Prior to the Closing, Sellers shall undertake various transfers and documentation perfecting, modifying and, in some cases, terminating title to various real and personal property assets related to the transactions contemplated by this Agreement causing the following:

          (a) American Processing, L.P. and American Gathering, L.P., subsidiaries of AOG, to transfer and assign to Sellers or affiliates of Sellers, all of those entities' respective right, title and interest in those assets and liabilities listed on
Schedule 5.9;

          (b) All of the outstanding equity of MTGS to be either transferred or dividended to a Seller or an affiliate of Seller;

          (c) A partial assignment of certain rights and interests held of record by Natural Gas Pipeline Company of America into MidCon Gas Products vesting Midcon Gas Products with, subject to the related obligations, certain rights necessary for its current operations;

          (d) Partial Assignments from KNGG to KM Interstate and vice versa sufficient to vest each of KNGG and KM Interstate with, subject to the related obligations, certain rights necessary for, with respect to KNGG, consummation of the transactions contemplated hereby for KNGG and, with respect to KM
Interstate, the current operations of KM Interstate; and

          (e)  Assignments by KMI and Kansas-Nebraska Natural Gas
Company, Inc. into KM Interstate, American Processing, L.P. and
American Gathering, L.P. of certain rights related to the Buffalo
Wallow system, as such system is described in the KM LLC
Agreement, as hereafter defined.

     5.10 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to take, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to make effective the transactions contemplated in this Agreement.

     5.11 D & O Indemnification. The Buyer, the Stock Entities and the Subsidiaries shall have no duties or responsibilities to indemnify the employees, agents, directors or officers of the Stock Entities and the Subsidiaries in respect to any matters arising prior to the Closing and Sellers shall indemnify and hold harmless the Stock Entities and the Subsidiaries in respect thereto.

     5.12 Post-Closing Further Assurances. Each party hereto understands that due to other transactions or past business practices involving some of the parties hereto, there may be assets of the Stock Entities and the Subsidiaries previously contractually bound (whether in writing or not) and subject to assignment or transfer from the Stock Entities or the Subsidiaries or assets held by the Sellers and their affiliates that are or should be part of the Stock Entities or the Subsidiaries business or are not or should not be part of the Stock Entities' or the Subsidiaries' business, as applicable. In that regard, each party hereto shall use its reasonable best efforts to take, or cause to take, all appropriate action for no additional or reduced consideration, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to effect the appropriate assignment or transfer of any such assets identified by any party hereto after the date hereof notwithstanding any other provision of this Agreement; provided, however, that if either KMI or Buyer determines that any such assignment or asset shall materially adversely affects the transactions and consideration contemplated by this Agreement and exchanged at Closing, all parties hereto shall negotiate in good faith to effect an agreement with respect to any appropriate reallocation of consideration. To the extent the parties are unable to agree on the appropriate reallocation of the purchase price hereunder, the issue shall be considered an item of indemnification from the Sellers to the Buyer pursuant to
Section 11.2(l) hereof. Any cost or expense related to the foregoing shall be paid by the Sellers and Buyer shall be indemnified by Sellers from all such costs and expenses related thereto.

     5.13 Sellers' Retained Liabilities. Notwithstanding any provision to the contrary herein, Sellers shall retain at the Closing any and all liability for those claims, actions, contingent claims, contract obligations, environmental liabilities and other obligations as set forth on the attached
Schedule 5.13 (the "Sellers' Retained Liabilities").

     5.14 Most Favored Nation. For as long as Buyer holds the contracts for capacity listed on Schedule 5.14 (the "Protected Capacity Contracts"), Sellers shall compensate Buyer as set forth below in the event that any of the Sellers or their affiliates merge with, acquire or otherwise create a "Marketing Affiliate," as defined under 18 C.F.R. ' 161.2, and subsequent to that merger, acquisition or creation, sells capacity for pipeline segments applicable in a Protected Capacity Contract to its Marketing Affiliate at a lower rate than the rate contracted for
in a Protected Capacity Contract.   Such compensation shall be
calculated quarterly for the affected pipeline segment by multiplying the difference in price between any applicable Protected Capacity Contract and the applicable transportation rate with the Marketing Affiliate by the daily contract volumes and then multiplying by the days effected.

     5.15 Other Actions. Subject to Section 1.7(b), the Sellers shall take, and shall cause their respective affiliates to take, any and all actions necessary to transfer and assign to the Stock Entities or the Subsidiaries, as the case may be, and the Stock Entities or the Subsidiaries shall assume all obligations under
(a) those Contracts identified on Schedule 3.19 (other than on Schedule 3.19(a)(i) related to persons other than Continued Employees and the contract described in Section 5.16) to which the Sellers or their affiliates (other than the Stock Entities and the Subsidiaries) are a party, and (b) as to any Contracts entered into prior to January 1, 2000 in the ordinary course of business for the exclusive benefit of any of the Stock Entities or the Subsidiaries that would be required to be disclosed on
Schedule 3.19 as described in clauses (i) through (x) of subsection (a) thereof (other than on Schedule 3.19(a)(i) related to persons other than Continued Employees), but for the dollar limitations set forth therein.

     5.16 Alliance Agreement. If the Alliance Agreement dated as of June 17, 1998, between Kansas City Power & Light Company and KN Services is not terminated prior to Closing, KN Services and KN Marketing, L.P. shall enter into an agency agreement, in form and substance satisfactory to Buyer and KN Services, that will provide for KN Marketing, L.P. to provide services at no cost to KN Services to allow KN Services to continue to perform its obligations thereunder. In no case will KN Marketing, L.P., any of the Stock Entities or any of the other Subsidiaries be required to honor the noncompete provisions with respect to that agreement.


                           ARTICLE 6
                     CONDITIONS TO CLOSING

     6.1 Conditions to the Obligation of the Buyer. The obligation of the Buyer to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Buyer:

          (a) The Sellers shall have complied in all material respects with each of their respective covenants and agreements contained herein and each of their representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to Material Adverse Effect or knowledge contained therein) that would not be reasonably likely to result in a Material Adverse Effect. The Buyer shall have received a certificate, dated as of the Closing Date, of executive officers of the Sellers certifying as to the matters specified in this Section 6.1(a).

          (b)  The Buyer shall have received from Bracewell &
Patterson, L.L.P., counsel to the Sellers, an opinion dated the Closing Date, with such qualifications as are reasonably acceptable to the Buyer, to the effect that:

               (i)  KMI is a corporation duly incorporated,
     validly existing and in good standing under the laws of the State of Kansas; MidCon Gas Services is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; KN Gas is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado; KN Services is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

               (ii) each of the Stock Entities is duly
     incorporated, validly existing and in good standing under the laws of its respective state of incorporation and is duly qualified or registered as a foreign corporation and in good standing under the laws of each of the jurisdictions set forth on Annex I to the opinion, which list, to the knowledge of such counsel after due inquiry, sets forth all jurisdictions in which each of the Stock Entities is required by applicable law to be qualified to do business; each of the Sellers has the corporate power and authority to own their respective assets and to transact their respective businesses as now being conducted;

               (iii) each of the Subsidiaries is validly existing and in good standing under the laws of its respective state of formation and is duly qualified or registered as a foreign corporation and in good standing under the laws of each of the jurisdictions set forth on Annex II to the opinion, which list, to the knowledge of such counsel after due inquiry, sets forth all jurisdictions in which each of the Subsidiaries is required by applicable law to be qualified to do business;

               (iv) each of the Sellers has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken by or on the part of the Sellers to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been taken;

               (v) the Constituent Documents have been duly executed and delivered by the Sellers, and constitute the valid and binding obligations of the Sellers enforceable in accordance with their terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights, and except that such counsel need not express an opinion as to whether any covenant contained in the Constituent Documents is specifically enforceable);

               (vi) except for such as have been obtained, no authorization, approval or consent of or declaration or filing with any Governmental Authority or regulatory body under the Delaware General Corporation Law, the Texas Revised Limited Partnership Act or the federal laws of the United States of America, that in the experience of such counsel are normally applicable to transactions of the type contemplated by the Constituent Documents, is necessary or required of the Sellers in connection with the execution and delivery of the Constituent Documents or the performance by the Sellers of their respective obligations thereunder;

               (vii)     the execution and delivery of the
     Constituent Documents by the Sellers and the performance by the Sellers of their respective obligations thereunder will not (i) violate or conflict with any provision of the charter or bylaws of the Sellers, or (ii) violate or constitute a material default under any provision of, or result in acceleration of any obligation under, or give rise to a right to any party to terminate its obligations under, any document listed on the exhibit index to KMI's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and any Quarterly Report on Form 10-Q or Current Report on Form 8-K of KMI filed during fiscal year 1999 and 2000; and

               (viii)    no litigation, investigation or
     administrative proceeding, known to such counsel after due inquiry, of or before any court, arbitrator or Governmental Authority is pending or threatened against the Sellers with respect to the Agreement or the transactions contemplated thereby.

          (c) The waiting period under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereunder shall have expired or been terminated.

          (d) All necessary filings with and consents of any Governmental Authority or agency required by Buyer or Sellers for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated, and no action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the Buyer's acquisition of the Equity and the KN Gas Assets.

          (e) No suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith.

          (f) The documents and instruments required for the completion of the transactions contemplated by Section 5.9 of this Agreement shall be in form and substance reasonably satisfactory to Buyer and Sellers, including the granting of any rights to Buyer to access any assets remaining at the entities described in Section 5.9.

          (g) Acceptance of employment by 50% of the field employees to whom Buyer makes an offer of employment pursuant to
Article 8; provided, however, that if all other conditions to Closing have been met and the condition set forth in this clause
(g) has not been met, then to allow the parties an opportunity to satisfy this condition, the Closing Date shall be extended until the earlier of 15 days (or such longer period as may be agreed by KMI and Buyer) and the date this clause (g) has been satisfied.

          (h) Buyer and the applicable Seller or the applicable affiliate of the Sellers shall have entered into an agreement that allows for Buyer's access to the property at the Turkey Creek processing plant in order to allow operation of such plant and an exclusive option to purchase that property for $10.00 after remediation, in form and substance reasonably satisfactory to Buyer and KMI.

          (i) Buyer and the applicable Seller or the applicable affiliate of the Sellers shall have entered into an operating agreement relating to the operation of 4 compressor stations at Stinnet and any other commonly shared facilities and equipment as may be agreed by Buyer and KMI, in form and substance reasonably satisfactory to Buyer and KMI including, but not limited to, the facilities described on Schedule 3.30(a) and Schedule 3.30(b).

          (j) Buyer and KM Interstate shall have entered into an operating lease for the assets subject to the Asset Purchase
Agreement dated as of the date hereof between Kinder Morgan
Interstate and the Buyer ("KM LLC Agreement"), in form and substance reasonably satisfactory to Buyer and KMI.

     6.2 Conditions to the Obligation of the Sellers. The obligation of the Sellers to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Sellers:

          (a) the Buyer shall have complied in all material respects with the covenants and agreements contained herein and each of the representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) in all material respects. The Sellers shall have received a certificate, dated the Closing Date, of executive officers of the Buyer certifying as to the matters specified in this Section 6.2(a).

          (b) The waiting period under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereunder shall have expired or been terminated.

          (c) All necessary filings with and consents of any Governmental Authority or agency required by Buyer or Sellers for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated, and no action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the Buyer's acquisition of the Equity and the KN Gas Assets.

          (d) No suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith.

          (e) The documents and instruments required for the completion of the transactions contemplated by Section 5.9 of this Agreement shall be in form and substance reasonably satisfactory to Buyer and Sellers, including the granting of any rights to Buyer to access any assets remaining at the entities described in Section 5.9.

          (f) Buyer and the applicable Seller or the applicable affiliate of the Sellers shall have entered into an agreement that allows for Buyer's access to the property at the Turkey Creek processing plant and an exclusive option to purchase that property for $10.00 after remediation, in form and substance reasonably satisfactory to Buyer and KMI.

          (g) Buyer and the applicable Seller or the applicable affiliate of the Sellers shall have entered into an operating agreement relating to the operation of 4 compressor stations at Stinnet and any other commonly shared facilities and equipment as may be agreed by Buyer and KMI, in form and substance reasonably satisfactory to Buyer and KMI.

          (h) Buyer and KM Interstate shall have entered into an operating lease for the assets subject to the KM LLC Agreement, in form and substance reasonably satisfactory to Buyer and KMI.

                           ARTICLE 7
                          TAX MATTERS

     7.1  Liability for Taxes.

          (a) For purposes of this Agreement, "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing. For purposes of this Agreement, "Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          (b) The Sellers shall be liable for, and shall indemnify and hold the Buyer and its affiliates harmless from (i) any Taxes imposed on the Stock Entities pursuant to Treasury Regulations Section 1.1502-6 which are attributable to having been a member of any consolidated group on or prior to the Closing Date, (ii) any Taxes (other than Taxes described in clause (i) above) imposed on or incurred by the Stock Entities and their Subsidiaries (based on the Stock Entities' ownership of the Subsidiaries) for any taxable period ending on or before the Closing Date (or the portion, determined as described in clause
(d) of this Section 7.1, of any such Taxes imposed on or incurred by the Stock Entities and their Subsidiaries (based on the Stock Entities' ownership of the Subsidiaries) for any taxable period beginning before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the "Pre-Closing Date Period"), excluding (1) any such Taxes arising from any event occurring on the Closing Date, but after the Closing, which is outside the ordinary course of the business of the Stock Entities and their Subsidiaries, (2) any such Taxes caused by or resulting from any actual or deemed election pursuant to Section 338 of the Code with regard to the purchase of the Equity (except any such Taxes caused by or resulting from the 338(h)(10) Election), and (3) any Taxes that have been reserved for in the Balance Sheets.

          (c) The Buyer shall be liable for, and shall indemnify and hold the Sellers and their affiliates harmless from (i) any Taxes imposed on or incurred by the Stock Entities and their Subsidiaries for any taxable period commencing after the Closing Date (or the portion, determined as described in clause (d) of this Section 7.1, of any such Taxes imposed on or incurred by the Stock Entities and their Subsidiaries for any taxable period beginning before and ending after the Closing Date which is allocable to the portion of such period occurring after the Closing Date, (ii) any Taxes imposed on or incurred by the Stock Entities and their Subsidiaries for which the Sellers are not liable under clause (b) of this Section 7.1, and (iii) any state or local transfer, sales or use, documentation, stamp, registration or similar fees or Taxes arising as a result of the sale of the Equity and the KN Gas Assets and the transactions contemplated hereby.

          (d)  Whenever it is necessary for purposes of clause
(b) or (c) of this Section 7.1 to determine the portion of any Taxes imposed on or incurred by the Stock Entities and their Subsidiaries (based on the Stock Entities' ownership of the Subsidiaries) for a taxable period beginning before and ending after the Closing Date which is allocable to the Pre-Closing Date Period, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are not measured by, or based upon, net income), on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Closing Date Period constitutes a separate taxable period of the Stock Entities and their Subsidiaries and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Date Period ratably on a per diem basis).

          (e) The Buyer agrees to pay to the Sellers any refund received after the Closing Date by the Buyer or its affiliates, including the Stock Entities and the Subsidiaries, in respect of any Taxes for which the Sellers are liable under clause (b) of this Section 7.1. The Sellers agrees to pay to the Buyer any refund received by the Sellers or their affiliates in respect of any Taxes for which the Buyer is liable under clause (c) of this
Section 7.1. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party or its affiliate for the account of the other party shall be paid to such other party within 90 days after such refund is received.

          (f) Buyer and Sellers agree not to make or cause any election (including an election to ratably allocate items under Treasury Regulations Section 1.1502-76(b)(2)(ii)) to allocate tax items in a manner inconsistent with Section 7.1(d) hereof.

     7.2  Returns.

          (a) Sellers shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due, any Return that is required to include the operations, ownership, assets or activities of the Stock Entities and the Subsidiaries for taxable periods ending on or before the Closing Date.

          (b) Buyer shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due: (i) all Returns that are required to include the operations, ownership, assets or activities of Stock Entities and the Subsidiaries for taxable periods ending after the Closing Date (including Returns for any taxable period beginning before and ending after the Closing Date); and (ii) all Returns for Taxes imposed on Buyer under Section 7.1(c)(iii).

          (c) Buyer shall, with respect to any Return for which the Buyer is responsible under Section 7.2(b) for preparing and filing, make such Return and related workpapers available for review by the Sellers if the Return is with respect to Taxes for which the Sellers may be liable (in whole or in part) hereunder or under applicable law. Buyer shall make such Returns and workpapers available for review sufficiently in advance of the due date for filing such Returns to provide the Sellers with a meaningful opportunity to analyze and comment on such Returns and have such Returns modified before filing, accepting the position of the Buyer unless such position is contrary to the provisions of Section 7.2(d) hereof.

          (d) Any Return which includes or is based on the operations, ownership, assets or activities of the Stock Entities and their Subsidiaries for any taxable period beginning before and ending after the Closing Date, and any Return in respect of any Taxes for which the Sellers may be liable (in whole or in part) hereunder shall be prepared in accordance with past tax accounting practices used with respect to the Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

          (e) Sellers shall prepare and provide to Buyer such information as is reasonably requested by Buyer with respect to the operations, ownership, assets or activities of the Stock Entities and the Subsidiaries for the Pre-Closing Date Period to the extent such information is relevant to any Return which Buyer has the right and obligation hereunder to file.

          (f) Buyer shall not file an amended Return for any period ending on or prior to the Closing Date without the consent of the Sellers.

     7.3 Tax Proceedings. In the event the Buyer or any of its affiliates receives notice (the "Proceeding Notice") of any examination, claim, adjustment, or other proceeding with respect to the liability of the Stock Entities and their Subsidiaries for Taxes for any period for which the Sellers is or may be liable under clause (b) of Section 7.1, the Buyer shall notify the Sellers in writing thereof (the "Buyer Notice") no later than the earlier of (a) five (5) days after the receipt by the Buyer or any of its affiliates of the Proceeding Notice or (b) ten (10) days prior to the deadline for responding to the Proceeding Notice. Such Buyer Notice shall contain factual information describing any asserted liability for Taxes in reasonable detail and shall be accompanied by copies of any notice or other documents received from any taxing authority with respect to such matter. As to any such Taxes for which the Sellers is or may be liable under clause (b) of Section 7.1, the Sellers shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided (i) it notifies the Buyer in writing that it desires to do so no later than the earlier of (1) thirty (30) days after receipt of the Buyer Notice or (2) five (5) days prior to the deadline for responding to the Proceeding Notice, and (ii) Sellers may not, without the consent of the Buyer, agree to any settlement which would result in an increase in the amount of Taxes for which the Buyer is liable under clause (c) of Section 7.1. The parties shall cooperate with each other and with their respective affiliates, and shall consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.3. The Buyer will provide, or cause to be provided, to the Sellers necessary authorizations, including powers of attorney, to control any proceedings which the Sellers is entitled to control pursuant to this Section 7.3.

     7.4 Payment of Taxes. All Taxes with respect to the Stock Entities and the Subsidiaries shall be paid by the party that is responsible for preparing and filing the related Return as provided in Section 7.2. Except as otherwise provided in this
Article 7, any amount to which a party is entitled under this
Article 7 shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated stating that the Taxes to which such amount relates have been paid or incurred and providing details supporting the calculation of such amount.

     7.5 Cooperation and Exchange of Information. The Buyer on the one hand, and the Sellers on the other hand, will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability of the Stock Entities and their Subsidiaries for Taxes for any period for which such other party is or may be liable under clause (b) or (c) of Section 7.1. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Taxes imposed on the parties or their respective affiliates. The Buyer on the one hand, and the Sellers on the other hand, will preserve and retain all returns, schedules, workpapers and all material records or other documents relating to any such returns, claims, audits, or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available at the then current administrative headquarters of such party to the other party or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Stock Entities and their Subsidiaries as they shall deem necessary.
Any information obtained pursuant to this Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section
7.5 at its own expense.

     7.6 Conflict. In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.

                           ARTICLE 8
                EMPLOYEES AND EMPLOYEE BENEFITS

     8.1  Status of Employees.

          (a) Schedule 8.1(a) sets forth a list of employees of Sellers available to be transferred to the Stock Entities and the Subsidiaries (the "Available Employees"), which Schedule includes the employee's name, current annual base compensation, job title, severance amount, work location, hire date, vacation balance, floating holiday balance, wellness balance and sick leave balance, all as of the date hereof; provided, that subject to the following provisions of this Article 8, the foregoing shall not be construed to require the Buyer to continue the employment of any such employees or prevent the Buyer from changing the terms and conditions of employment of any Continued Employee (as hereinafter defined) following the Closing Date.

          (b) Schedule 8.1(b) sets forth a list of additional employees of Sellers that Sellers will make available to Buyer to discuss potential employment with Buyer (which discussions the parties agree shall not violate the Confidentiality Agreement), which Schedule shall include the employee's name, current annual base compensation, job title, work location, hire date, vacation balance, floating holiday balance, wellness balance and sick leave balance, as of the date hereof; provided, that subject to the following provisions of this Article 8, the foregoing shall not be construed to require the Buyer to offer employment to any such employee or prevent the Buyer from changing the terms and conditions of employment of any Continued Employee (as hereinafter defined) following the Closing Date.

          (c) Five business days prior to the Closing Date, Buyer shall deliver a Schedule 8.1(c) that includes the names of those employees from Schedule 8.1(a) and Schedule 8.1(b) who have agreed to accept employment with Buyer (each, a "Continued Employee"); provided, however, that to be a Continued Employee, such employee must (i) receive an offer from Buyer to transfer employment to the Buyer, (ii) accept the Buyer's offer to transfer employment to the Buyer under the terms provided herein;
(iii) not receive any severance payment from the Sellers, and
(iv) on the day of closing, such employees of the Sellers must be actively at work, on wellness or sickness leave, short-term disability or an approved leave of absence. In the case of an employee on short-term disability or an approved leave of absence, such transfer shall be subject to the employee becoming able to return to active service, and shall be effective upon the employee's acceptance of such offer and actual return to active service with the Buyer within six (6) months of the Closing Date, or if later, as provided under applicable law, and the employee's "Transfer Date" shall be the date such transfer is effective.
For not less than 12 months following the Closing Date, the terms of the employment of Continued Employees by the Buyer after the Closing shall be under substantially similar terms of such employees' employment by the Sellers with respect to base wages or salary, vacation, floating holidays and wellness and sick leave.

     8.2  Employee Related Matters.

          (a) Effective as of the Closing, the Continued Employees shall cease to participate in all employee benefit plans or agreements providing benefits to any Continued Employees, including but not limited to, all employee benefit plans, programs, practices or arrangements, whether written or oral, of the Sellers or their affiliates (the "Sellers Plans"), other than the severance agreements identified in Schedule 3.19 related to Section 3.19(a)(i), which severance agreements related to the Continued Employees shall be assigned by Sellers and its affiliates to the applicable Stock Entities prior to the Closing. Buyer shall not assume any of the Sellers Plans and shall have no obligations and shall have no liabilities with respect to the Continued Employees and the Sellers Plans, except as specifically provided by this Agreement.

          (b) Effective as of the Closing, the Buyer shall take all action necessary or appropriate to extend coverage under an existing defined benefit pension plan (the "Buyer Pension Plan") qualified under section 401(a) of the Code to the Continued Employees who are participants in the defined benefit pension plan in effect for the employees of the Sellers (the "Sellers Pension Plan") at the Closing Date and who after giving effect to this paragraph have met the eligibility requirements of Buyer Pension Plan. The Continued Employees shall be credited with their years of service with the Sellers and its affiliates, for eligibility and vesting purposes under the Buyer Pension Plan, as of the Closing Date. The Continued Employees shall accrue benefits under the Buyer Pension Plan beginning at the Closing Date and shall include only the actual time worked with the Buyer.

          (c) Effective as of the Closing, the Buyer shall take all action necessary and appropriate to extend coverage under an existing defined contribution plan (the "Buyer Savings Plan") qualified under section 401(a) of the Code to the Continued Employees at the Closing Date. The Continued Employees will be credited for service with the Sellers and their affiliates for eligibility and vesting purposes under the Buyer Savings Plan, as of the Closing Date. As soon as practicable following the Closing Date and upon receipt by Sellers of evidence from Buyer that is reasonably satisfactory to Seller that the Buyer Savings Plan is qualified under Section 401(a) of the Code, the Sellers shall cause to be transferred from the trustee of the K N Plan to the trustee of the Buyer Savings Plan, an amount, in cash or other assets acceptable to the trustee of the Buyer Savings Plan (including participant loans which shall be transferred in kind), equal to the aggregate account balances of the Continued Employees under the KN Plan, and the KN Plan shall cease to be responsible for the maintenance and distribution of such account balances but shall continue to be responsible for and hold the liabilities for any acts or omissions with respect to the KN Plan occurring prior to the transfer. Buyer and Sellers shall use their reasonable best efforts to ensure that any loan balances outstanding under the KN Plan with respect to any Continued Employee shall be transferred to the Buyer Savings Plan without acceleration or default.

          (d) Effective as of the Closing, Buyer shall take all actions necessary or appropriate to offer coverage under an existing welfare benefit plan (the "Buyer Welfare Plans") to the Continued Employees and their covered dependents, which plans shall include medical, dental, prescription drug, life insurance, long-term disability and retiree medical benefits to those Continued Employees who are eligible for such benefits under the terms of the Buyer Welfare Plans, but shall not include severance pay or other severance benefits except as specifically required under Section 8.2(f). Claims for such benefits by Continued Employees with respect to purchases, services or treatment rendered on or subsequent to the Closing shall be covered by the Buyer Welfare Plans in accordance with the terms of such Plans, including Buyer's reserved right to amend or terminate any Buyer Welfare Plan at any time, and not by the Sellers Plans. Claims for welfare benefits by Continued Employees with respect to purchases, services or treatment rendered prior to the Closing shall be covered by the Sellers' existing welfare plans ("Sellers Welfare Plans") in accordance with the terms of such Sellers Welfare Plans, and not by the Buyer Welfare Plans. Claims for short term and long term disability benefits by Continued Employees arising out of occurrences subsequent to the Closing shall be covered by the Buyer Welfare Plans in accordance with the terms of the Buyer Welfare Plans, and not by the Sellers Welfare Plans; provided, Buyer may offset any Continued Employees' accrued paid sick leave against any sick leave or short-term disability benefits for which such Continued Employee would otherwise be eligible under Buyer Welfare Plans. Claims for short term and long term disability benefits by Continued Employees arising out of occurrences prior to the Closing shall be covered by the Sellers Welfare Plans in accordance with the terms of such Plans, and not by the Buyer Welfare Plans. Neither the Buyer nor any of its affiliates shall be liable for payment of any disability benefit due to disabled employees of Sellers who, prior to the Closing, are in the waiting or qualifying period for disability benefits, unless Buyer makes an offer of employment and such offer is accepted. After the Closing, the Sellers shall be responsible for disability benefits payable to such persons who have not accepted employment with Buyer under the Sellers' disability plan. The Buyer shall cause the Continued Employees to be granted credit under the Buyer Welfare Plans, for the year during which the Closing occurs, against the deductibles, co-payment limits and out-of-pocket limits of the Buyer Welfare Plans for the covered expenses already incurred by such Continued Employees during such year under the Sellers Welfare Plans, or the welfare plans of Sellers' affiliates, in which such Continued Employees participate at the Closing Date. In addition, the Buyer shall cause to be waived any eligibility waiting periods and pre-existing condition limitations or restrictions under the Buyer Welfare Plans providing medical expense, dental and prescription drug benefits to the extent necessary to provide immediate coverage of Continued Employees under such welfare plans as of the Closing Date (but only to the extent that coverage was provided under the applicable Sellers Welfare Plans or the welfare plan of the Sellers' affiliates). With respect to Retiree Medical Benefits, Continued Employees shall be credited for service with the Sellers and their affiliates for eligibility and vesting purposes under the Buyer's Plan. The Continued Employees shall accrue benefits in the nature of a company contribution toward the Retiree Medical Plan for employment beginning at the Closing Date and shall include only actual time worked with the Buyer.

          (e) All claims for health care and dependent care flexible spending account benefits submitted after the Closing Date for expenses incurred prior to the Closing Date by Continued Employees shall be paid by the Sellers' or its affiliates' health care and dependent care flexible spending account plan. The Buyer shall allow each Continued Employee who participated in a health care or dependent care flexible spending account of the Sellers or its affiliates to establish a health care or dependent care flexible spending account pursuant to Buyer's flexible benefit account plan.

          (f) For the period from the Closing until the first anniversary date thereof, if Buyer terminates the employment of any Continued Employee, other than for retirement, resignation, death, disability or cause, or if Buyer requires as a condition of any Continued Employee's continued employment with Buyer that the Continued Employee relocate to a location more than 50 miles from that Continued Employee's current location of employment and provided that the relocation requirement was not a provision of the initial job offer from the Buyer pursuant to Section 8.1, and, as a result, such Continued Employee's employment terminates, Buyer covenants and agrees that Buyer shall pay severance pay to that employee in an amount equal to the greater of (i) any severance pay applicable under Sellers' or its affiliate's severance benefit plans, including severance arrangements contained in any agreement between that employee and Sellers or its affiliates disclosed to Buyer on Schedule 3.19 related to Section 3.19(a)(i) as they existed on the Closing Date, or (ii) any applicable severance benefit plan or plans of the Buyer for similarly situated employees. Nothing in this
Section 8.2(f) shall be construed as permitting any Continued Employee to receive severance pay or other severance pay under more than one of Sellers' or its affiliates' severance benefit plans, or any applicable severance plan of Buyer or any severance agreement between Sellers and any Continued Employee.

          (g) All service credited under Sellers' or its affiliates' vacation policy for Continued Employees, including unused balances as set forth on Schedule 8.1(a) as may be increased or decreased as of the Closing Date based on actions of the Continued Employees after the date hereof, shall be recognized by Buyer, the Stock Entities and the Subsidiaries.
All Continued Employees who are eligible will be entitled to participate in any applicable incentive program that the Buyer may have for similarly situated employees or that may be established by the Stock Entities and their Subsidiaries, as applicable, after the Closing. Such participation shall be on a prorated basis for the number of full calendar months worked with the Buyer under any applicable incentive period. Sellers and its affiliates shall be solely responsible for all wages, salary, overtime pay, bonuses, incentive pay, and other compensation payable for periods of employment prior to Closing.

          (h) Claims for workers' compensation benefits arising out of occurrences prior to the Closing shall be the responsibility of Sellers. Claims for workers' compensation benefits for Continued Employees arising out of occurrences subsequent to the Closing shall be the responsibility of the Stock Entities and their Subsidiaries.

          (i) Nothing herein shall be deemed or construed to (1) give rise to any rights, claims, benefits, or causes of action to any Continued Employee or (2) prevent, restrict, or limit the Buyer, the Stock Entities and the Subsidiaries following the Closing from modifying or terminating its pension or other benefit plans, programs or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of this Article 8 for the benefit of Sellers.

          (j) To the extent that an Available Employee other than a Continued Employee (a "Severance Employee") receives money from Sellers or their affiliates for the severance of such Severance Employee in connection with the transactions contemplated by this Agreement as required by law pursuant to any contract with Sellers or their affiliates or in accordance with Sellers' or their affiliates' severance plans or programs consistent with past practice, Sellers shall pay up to $5,150,000 in the aggregate for that severance expense as specified on
Schedule 8.1(a) related to any of the Severance Employees. Buyer shall pay to KMI all amounts of that severance expense as specified on Schedule 8.1(a) in excess of such $5,150,000. Any severance payments in excess of $5,150,000 accruing to the Sellers will constitute an adjustment to the Cash Consideration to be paid pursuant to Section 1.3 hereof. Notwithstanding the foregoing, Buyer shall pay any severance related to a Continued Employee.

                           ARTICLE 9
                   INVESTIGATION; LIMITATIONS

     9.1 Independent Investigation. The Buyer acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation of the KN Gas Assets, the Stock Entities and the Subsidiaries and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the Sellers in this Agreement and without affecting or impairing its right to rely thereon, the Buyer acknowledges that the Sellers have not made, AND THE SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE KN GAS ASSETS AND OPERATIONS OF THE STOCK ENTITIES AND THE SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

     9.2 Survival of Warranties and Representations and Indemnification. Notwithstanding any investigation conducted before or after the Closing, the parties shall, subject to any facts or limitations set forth in the Schedules attached hereto or otherwise specifically provided in this Agreement, be entitled to rely upon the warranties and representations set forth herein and the obligations of the parties with respect to thereto shall survive the Closing and continue in full force and effect until the second anniversary date of the Closing Date, at which time all warranties and representations set forth in this Agreement and all liabilities of the parties with respect thereto shall terminate, except for warranties and representations in Section
3.18 and relating to Taxes and except for claims relating to any other warranties or representations which are asserted in writing on or before the second anniversary date of the Closing Date. Except for Sellers' Retained Liabilities, the warranties and representations in Section 3.18 and all liabilities of the parties with respect thereto, all of which relate to Environmental Claims, shall continue in effect until the fifth anniversary of the Closing Date. Warranties and representations concerning Taxes and all liabilities of the parties with respect thereto shall continue in effect after the second anniversary date of the Closing Date until the applicable statute of limitations. Subject to any applicable statute of limitations, the liabilities of the parties with respect to all claims for breach of warranties and representations as to which timely claims have been asserted in writing during the specified period shall continue until such claims have been finally decided, settled or adjudicated.

                           ARTICLE 10
                          TERMINATION

     10.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by mutual written consent of Buyer and KMI;

          (b) by either Buyer or KMI in writing after August 31, 2000, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement; or

           (c) by either Buyer or KMI in writing without prejudice to other rights and remedies which the terminating party or its affiliates may have (provided the terminating party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party or its affiliates shall (i) materially fail to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach or have breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the nondefaulting party to cure any breach of this Agreement, if such breach is curable; or

          (d) by either Buyer or KMI in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on Buyer or Sellers, which prohibits or restrains Buyer or Sellers from consummating the transactions contemplated hereby, provided that Buyer and Sellers shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Authority.

     10.2 Effect of Termination. In the event of the termination of this Agreement by a party, as provided in Section 10.1 above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except as provided in Section 12.1 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the material breach by any other party of any representation, warranty, covenant or agreement contained in this Agreement.

                           ARTICLE 11
                        INDEMNIFICATION

     11.1 Indemnification of the Sellers. The Buyer, from and after the Closing Date, shall indemnify and hold the Sellers and their affiliates, shareholders, directors, officers, employees, agents, representatives and insurers (together with the Sellers, the "Sellers' Parties") harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting alleged or threatened claims from any Governmental Authority or other litigation (collectively, the "Damages"), suffered by the Sellers' Parties as a result of, caused by, arising out of, or in any way relating to:

          (a) subject to Section 9.2, any misrepresentation, breach of warranty or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Sellers by the Buyer pursuant to the terms of this Agreement or the Constituent Documents;

          (b) any nonfulfillment of any material agreement or covenant on the part of the Buyer under this Agreement or the Constituent Documents;

          (c) other than those for which the Buyer is being indemnified by the Sellers hereunder, any action taken, omission by or inaction of any employee of Sellers or any of Sellers' affiliates on behalf of the Stock Entities or the Subsidiaries prior to the Closing Date;

          (d)  the Assumed Obligations;

          (e) other than for those for which the Buyer is being indemnified by the Sellers hereunder, the ownership, operation or conduct of the businesses or affairs of the Stock Entities and the Subsidiaries or the ownership and operation of the KN Gas Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date;

          (f) the Bushton Guaranties (only to the extent a payment thereunder arises or accrues after the Closing Date and is not triggered by an item set forth in Section 11.2(g)) if the Bushton Guaranties are not terminated in accordance with Section
5.5 of this Agreement;

          (g)  as set forth in Section 7.1(c) of this Agreement;

          (h) any action taken, omission by or inaction of the Buyer, either prior to or after the Closing Date, with respect to the selection of, or the process of selection of, or the offer of employment to, the Available Employees, including but not limited to with respect to the Worker Adjustment Retraining and Notification Act; and

          (i)  as set forth in Section 8.2(j);

          (j) any action taken or not taken by Sellers or KN Gas based on the recommendation or nonapproval of Buyer of items pursuant to Section 5.1(r);

provided, however, such indemnity shall not include damages caused by the gross negligence or wilful misconduct of any employees or agents of Sellers at any time or by any of the Stock
Entities or the Subsidiaries prior to the Closing.

     11.2 Indemnification of the Buyer. The Sellers shall, jointly and severally, indemnify and hold the Buyer and its respective affiliates (including the Stock Entities and Subsidiaries subsequent to the Closing Date), shareholders, directors, officers, employees, agents, representatives and insurers (together with the Buyer, the "Buyer Parties") harmless from and against any and all Damages suffered by the Buyer Parties as a result of, caused by, arising out of, or in any way relating to:

          (a) subject to Section 9.2 and Section 11.3, any misrepresentation, breach of warranty or any misrepresentation or omission in this Agreement, the KM LLC Agreement, the Constituent Documents or from any list, schedule, certificate, or other instrument furnished or to be furnished to the Buyer by the Sellers pursuant to the terms of this Agreement or the KM LLC Agreement, other than in connection with Section 3.18 and Section
3.31 of this Agreement and Section 3.11 of the KM LLC Agreement;

          (b) subject to Section 9.2, any misrepresentation, breach of warranty or any misrepresentation or omission (without regard to any qualifications with respect to Material Adverse Effect or knowledge contained therein) in this Agreement, the KM LLC Agreement, the Constituent Documents or from any list, schedule, certificate, or other instrument furnished or to be furnished to the Buyer by the Sellers pursuant to the terms of this Agreement solely with respect to Section 3.18 hereof and pursuant to the terms of the KM LLC Agreement solely with respect to Section 3.11 thereof;

          (c) any nonfulfillment of any agreement or covenant on the part of the Sellers under this Agreement, the KM LLC
Agreement or the Constituent Documents;

          (d)  as set forth in Section 7.1(b) of this Agreement;

          (e) the Excluded Liabilities, as defined under both this Agreement and the KM LLC Agreement;

          (f) other than as covered by Section 11.2(a), those for which the Sellers are being indemnified by the Buyer hereunder and as related to any Environmental Claim which is governed by Section 3.18 of this Agreement and Section 3.11 of the KM LLC Agreement, any claims by a third party that pertains to the ownership and operation of the KN Gas Assets under this Agreement or the "Assets" as defined under the KM LLC Agreement arising from any acts, omissions, events, conditions or circumstances occurring on or before the Closing Date;

          (g) the Bushton Guaranties (only to the extent a payment thereunder arises or accrues prior to the Closing Date) or if the Bushton Guaranties are not terminated in accordance with Section 5.5 of this Agreement, the occurrence of any event or the existence of any condition with respect to, or the taking of any action or any inaction by the Sellers or its affiliates under the Bushton Guaranties or pursuant to the Bushton Lease (if, and only if, with respect to the Bushton Lease, the Buyer and its affiliates did not cause the "Event of Default" or "Default") that causes or results or has caused or resulted in the occurrence of an "Event of Default" or "Default" (as those terms are defined in the Bushton Lease) under the Bushton Lease;

          (h)  as set forth in Section 8.2(j);

          (i)  overcharges claimed by Chesapeake Operating, Inc.
or any affiliate or related-entity of Chesapeake Operating, Inc.
based upon Tariff Sheet No. 15 of the Natural Gas Pipeline
Company of America;

          (j) any franchise taxes relating to the period prior to Closing in connection with the franchise tax dispute between the City of El Paso and Westar Transmission Company, a Delaware corporation ("Westar") (which was assumed from AOG Gas Transmission Company, L.P. (successor to Meridian Oil Transportation, Inc.)) arising out of the franchise ordinance dated January 9, 1990;

          (k) any action taken, omission or inaction of the Sellers with respect to the continued employment by Sellers of any employee listed on Schedule 8.1(a) or Schedule 8.1(b);

          (l)  the Sellers' Retained Liabilities described in
Section 5.13 and Schedule 5.13; and

          (m) the transportation of gas without authorization from FERC on the pipeline system owned or operated by Westar on or prior to the date hereof (the "Westar Pipeline") by Westar, any of its predecessors in interest or any of the Stock Entities or the Subsidiaries that previously owned or operated any of the Westar Pipeline, the indemnity to be for any period prior to the Closing Date and ending on the later of (1) 45 days after the Closing Date if Westar has not filed an application with FERC, or
(2) if Westar has filed an application with FERC on or prior to 45 days after the Closing Date, the date FERC grants its approval thereof (as long as Westar actively pursues that approval) or upon the date an order denying the application becomes final (no longer subject to rehearing) by the FERC of the application. Nothing in the contract between Westar and Kinder Morgan Interstate shall prejudice the rights of Buyer under this Agreement, including, but not limited to, any rights of Buyer under this Article 11.

     11.3 Material Adverse Effect Limitation. Solely for purposes of the indemnification in Section 11.2, the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.12, 3.15 and 3.16 of this Agreement and Sections 3.1, 3.2, 3.3, 3.4, 3.8 and 3.9 of the KM LLC Agreement shall be deemed to have been made without regard to any Material Adverse Effect or knowledge limitation therein. Solely for purposes of the indemnification in Section 11.2, any Material Adverse Effect limitation in the representations and warranties in Article 3 of this Agreement and the KM LLC Agreement, other than those listed in the foregoing sentence, shall be deemed to mean any Damages having a monetary impact of $375,000 or more (the "Threshold Amount").

     11.4 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Indemnity Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

     11.5 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Indemnity Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Indemnity Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Indemnity Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

     11.6 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

     11.7 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

     11.8 Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all tax benefits and other reimbursements credited to or received by the other party related to the Damages.

     11.9 Limitations on Indemnification.

          (a) To the extent the Buyer Parties are entitled to indemnification for Damages pursuant to Section 11.2(a), the Sellers shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, $2,000,000 (the "Deductible"), and then only to the extent of any such excess; provided, however, that to the extent indemnification is for any amount in excess of the Threshold Amount, all of such amount, including the Threshold Amount, shall also be included in the amount aggregated to meet the Deductible or otherwise be subject to the indemnification by Sellers in Section 11.2(a); provided, further, that the Deductible solely with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.12, 3.15 and 3.16 of this
Agreement and Sections 3.1, 3.2, 3.3, 3.4, 3.8 and 3.9 of the KM LLC Agreement shall be $100,000.

          (b) In addition, to the extent the Buyer Parties are entitled to indemnification for Damages pursuant to Section 11.2(a), the Sellers shall not be liable for Damages that exceed, in the aggregate, $25,000,000 less the Deductible; provided, however, that this clause (b) shall not apply to Damages pursuant to Section 11.2(a) solely with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.12, 3.15 and 3.16 of this Agreement and Sections 3.1, 3.2, 3.3, 3.4, 3.8 and 3.9 of the KM LLC Agreement.

          (c) In addition to the foregoing liabilities of Sellers in Section 11.9(b), to the extent the Buyer Parties are entitled to indemnification for Damages pursuant to Section 11.2(b), the Sellers shall be liable for Damages only up to an aggregate amount of $5,000,000.

          (d)  Notwithstanding clauses (a), (b) and (c) above and
Section 9.2 of this Agreement and Section 7.2 of the KM LLC Agreement, to the extent the Buyer Parties are entitled to indemnification for Damages pursuant to Section 11.2, the Sellers shall be fully liable for Damages (i) under all of Section 11.2 (other than Section 11.2(a) and Section 11.2(b)), and (ii) fraud.

          (e) Notwithstanding any other provision of this Agreement, Buyer shall not be entitled to any indemnification under this Article 11 with respect to any gas deficiency related to the storage fields owned by American Gas Storage, L.P.

     11.10 Sole Remedy. No party shall have liability under this Agreement, the KM LLC Agreement, any of the Constituent Documents or the transactions contemplated hereby or thereby except as is provided in Section 10.2 or Article 11 of this Agreement or Section 8.2 or Section 9.1 of the KM LLC Agreement, as applicable. In addition, no party shall be required to indemnify another party under this Article 11 for any item to the extent such item is subject to an adjustment to the Cash Consideration which occurred pursuant to Section 1.3. Notwithstanding anything in this Agreement or the KM LLC Agreement to the contrary, no indemnified party shall seek or be entitled to be indemnified for Damages under this Agreement, the KM LLC Agreement or with respect to the transactions contemplated by those agreements (except for Damages claimed by a third party) in excess of such indemnified party's actual, direct damages, which shall not include any punitive, special, consequential or extraordinary Damages, or damages relating to lost profits.

     11.11 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

                           ARTICLE 12
                         MISCELLANEOUS

     12.1 Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect. Sellers shall pay all such expenses incurred by the Stock Entities and the Subsidiaries, if any.

     12.2 Knowledge. When a representation or warranty contained herein or in any certificate or document delivered in connection herewith is made to the "knowledge of the Sellers," that phrase means the actual awareness of factual information, without independent investigation, of the individuals listed on Schedule 12.2.

     12.3 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

          If to the Sellers, addressed to:

               Kinder Morgan, Inc.
               1301 McKinney, Suite 3400
               Houston, Texas 77010
               Attention: Joseph Listengart
               Telecopy: (713) 844-9570

          with a copy to:

               Bracewell & Patterson, L.L.P.
               South Tower Pennzoil Place
               711 Louisiana, Suite 2900
               Houston, Texas   77002
               Attention: David L. Ronn
               Telecopy: (713) 222-3208

          If to the Buyer, addressed to:

               ONEOK, Inc.
               100 W. Fifth Street
               Tulsa, OK 74103
               Attention: David L. Kyle, President
               Telecopy: (918) 588-7961

          with a copy to:

               Gable & Gotwals
               1100 ONEOK Plaza
               100 West Fifth Street
               Tulsa, OK 74013
               Attention: John R. Barker
               Telecopy: (918) 595-4990

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     12.4 No Negotiations. The Sellers shall use reasonable efforts to retrieve promptly all materials delivered to prospective bidders for the purchase of the KN Gas Assets and the Equity. Until the first to occur of the Closing or termination of this Agreement pursuant to the provisions of Article 10, the Sellers shall not initiate or participate in discussions with, or otherwise solicit from, any corporation, business or person any proposals or offers relating to the disposition of KN Gas Assets, the Equity or the Stock Entities' interest in the Subsidiaries or the merger or consolidation of the Stock Entities or any of their Subsidiaries with any other person or entity.

     12.5 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

     12.6 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

     12.7 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon Houston, Texas time on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

     12.8 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and the schedules hereto, as well as assignments, bills of sale and stock powers delivered herewith (collectively, the "Constituent Documents") (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing in accordance with its terms; (b) are not intended to confer upon any other person or entity any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by the Constituent Documents, other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     12.9 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, except for an assignment of all or a portion of the Buyer's rights hereunder to any one or more wholly-owned subsidiaries or wholly-owned affiliates of the Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     12.10 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Sellers and Buyer shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

     12.11 Interpretation. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     12.12 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such schedules are incorporated in the definition of "Agreement."

     12.13 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     EXECUTED as of the date first set forth above.

                              ONEOK, INC.



                              By:         /s/ David L. Kyle
                                          ----------------------------
                              Name:       David L. Kyle
                              Title:      President and COO


                              KINDER MORGAN, INC.



                              By:          /s/ Joseph Listengart
                                          -----------------------------
                              Name:       Joseph Listengart
                              Title:      Vice President and Secretary


                              MIDCON GAS SERVICES CORP.



                              By:          /s/ Douglas N. Schantz
                                          -----------------------------
                              Name:       Douglas N. Schantz
                              Title:      Executive Vice President



                              KN SERVICES, INC.



                              By:          /s/ Douglas N. Schantz
                                          ------------------------------
                              Name:       Douglas N. Schantz
                              Title:      Executive Vice President


                              KN GAS GATHERING, INC.

                              By:          /s/ Joseph Listengart
                                          ------------------------------
                              Name:       Joseph Listengart
                              Title:      Vice President and Secretary